Exhibit 99.1

Execution Version

STOCK PURCHASE AGREEMENT

AMONG

REV GROUP, INC.

COLLINS INDUSTRIES, INC.

COLLINS BUS CORPORATION

FOREST RIVER, INC.

AND

FOREST RIVER BUS, LLC

Dated as of January 26, 2024

TABLE OF CONTENTS

i

ii

Annexes

Annex A — Accounting Policies and Illustrative Working Capital Calculation

iii

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (as amended, modified or supplemented from time to time pursuant to the terms hereof, this “Agreement”), dated as of January 26, 2024, is entered into among:

Forest River, Inc., an Indiana corporation (“Parent”), solely for purposes of Sections 6.04, 6.09, 6.10, 6.13, 6.15, 6.18, and Article 7 hereto;

Forest River Bus, LLC, an Indiana limited liability company that is a direct wholly-owned subsidiary of Parent (“Buyer”);

REV Group, Inc., a Delaware corporation (“REV”);

Collins Industries, Inc., a Missouri corporation (“Seller”); and

Collins Bus Corporation, a Kansas corporation that is a direct wholly-owned subsidiary of Seller (the “Company”).

RECITALS

WHEREAS, REV indirectly owns all of the issued and outstanding shares of capital stock of Seller;

WHEREAS, Seller owns all of the issued and outstanding shares of capital stock (the “Securities”) of the Company;

WHEREAS, the parties desire that Buyer shall purchase from Seller, and Seller shall sell to Buyer, the Securities in accordance with the terms of this Agreement and the timeframes set forth herein; and

WHEREAS, prior to the Closing, the Company distributed 100% of the equity interests of Collins Canada, Inc., a Canadian corporation (“Collins Canada”), to Seller (the “Distribution”) and, following and as a result of the Distribution, as of the Closing, the Company does not hold any equity interests in Collins Canada.

agreement

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the parties to this Agreement, intending to be legally bound, agree as follows:

Article 1
Definitions

Section 1.01 Definitions.

(a) The following terms, as used herein, have the following meanings:

“Accounting Policies” means: (a) the accounting policies, principles, procedures, categorizations, definitions, practices, methodologies, techniques, judgments, estimations and classification methodologies set out in Annex A; (b) to the extent not addressed in clause (a), the same accounting policies, principles, procedures, categorizations, definitions, practices, methodologies, techniques, judgments, estimations and classification methodologies used in the preparation of the Financial Statements; and (c) to the extent not otherwise addressed in clauses (a) and (b), GAAP. For the avoidance of doubt, clause (a) shall take precedence over clauses (b) and (c), and clause (b) shall take precedence over clause (c).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. A Person will be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

“Ally Chassis Pooling Arrangement” means the pooling arrangement as set forth in that certain (a) Master Manufacturer’s Finance Plan Agreement, dated as of April 29, 2011, by and between Ally Financial and the Company, and (b) Inventory Loan and Security Agreement, dated as of April 29, 2011, by and between Ally Bank and the Company.

“Ancillary Agreements” means each contract, agreement, document, certificate or instrument executed or delivered hereunder by or at the Closing, other than this Agreement.

“Anti-Bribery Laws” means Applicable Laws, regulations or orders relating to anti-bribery or anti-corruption (governmental or commercial), including laws that prohibit the payment or transfer of value (including gifts or entertainment), to any government official, commercial entity or other Person to obtain an improper business advantage, such as the U.S. Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010 and all laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Anti-Money Laundering Laws” means Applicable Laws, regulations or rules relating to money laundering, including financial recordkeeping and reporting requirements, such as the U.S. Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, the U.S. Currency and Foreign Transaction Reporting Act of 1970, as amended, the U.S. Money Laundering Control Act of 1986, as amended, the UK Proceeds of Crime Act 2002, the UK Terrorism Act 2000, as amended and any related or similar law issued, administered or enforced by any Governmental Authority.

“Anti-Terrorism Laws” means any Applicable Laws relating to terrorism, money laundering, or sanctions and embargoes, including Executive Order 13224, the USA Patriot Act, Applicable Laws implementing or comprising the Bank Secrecy Act, the Trading with the Enemy Act, and Applicable Laws administered by the U.S. Treasury Department’s Office of Foreign

Assets Control, as any of the foregoing Applicable Laws may from time to time be amended, renewed, extended or replaced.

“Antitrust Laws” means the Sherman Antitrust Act of 1890, as amended, the Clayton Act of 1914, as amended, the HSR Act, and all other Applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Applicable Law” means, with respect to any Person, item or matter, any Law, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by any Governmental Authority that is binding upon or applicable to such Person, item or matter.

“Blocked Person” means any Person that: (a) is listed in the annex to, or is otherwise subject to the provisions of Executive Order 13224; (b) is owned or controlled by, or acting for or on behalf of any Person that is listed in the annex to, or is otherwise subject to the provisions of Executive Order 13224; (c) is precluded from dealing, or otherwise engaging in any transaction, with another Person by any Anti-Terrorism Law; (d) commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order 13224; (e) is named as a “specially designated national” on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list; (f) is named on the Entity List, Denied Persons List or Unverified List maintained by the U.S. Department of Commerce; (g) resides, is organized or chartered, or has a place of business in a country or territory subject to OFAC sanctions or embargo programs; (h) is publicly identified as prohibited from doing business with the United States under the International Emergency Economic Powers Act, the Trading with the Enemy Act, or any other Applicable Law; or (i) is an Affiliate of, or otherwise associated with, a Person described in clauses (a) through (h) above.

“Business” means the business of designing, engineering, manufacturing, marketing, distributing and/or selling of Type A School Buses, as conducted by the Company prior to the Closing on the Closing Date.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks are authorized or required to close in New York, New York, Milwaukee, Wisconsin or Indianapolis, Indiana.

“Business Privacy and Data Security Policies” means all of the Company’s binding past or present, internal or public-facing policies concerning the privacy, security, or Processing of Personal Information in the conduct of the Company’s Business.

“Buyer Released Claims” means, with respect to each member of the Buyer Group and each of their respective officers, directors and managers (collectively, the “Buyer Releasing Parties”), collectively, any and all charges, complaints, liabilities, promises, agreements, covenants, controversies, judgments, executions, damages, Actions, rights, costs, losses, debts and expenses (including attorneys’ fees and costs) of any nature whatsoever, known or unknown, suspected or unsuspected, absolute or contingent, direct or indirect, that any Buyer Releasing Party has or may have (including nominally or beneficially) against any member of the Seller Group related to facts, circumstances, events, actions or omissions which occurred, arose or accrued prior to the Closing, for or by reason of any matter, circumstance, event, action, inaction, omission, cause or thing whatsoever arising on or prior to the Closing arising out of (a) each member of the Seller Group’s direct or indirect ownership of equity securities in the Company, (b) the management or operations of the Company or (c) the transactions contemplated by this Agreement; provided, however, that Buyer Released Claims shall not include any right of a Buyer Releasing Party (i) set forth in, arising out of or relating to this Agreement or any other Transaction Document or (ii) in the case of Fraud.

“Buyer Released Parties” means Buyer, its successors and assigns, and any of its present (as of the Closing) Subsidiaries (including the Company).

“Cash” means cash in the bank accounts of the Company and cash equivalents (including marketable securities and short-term investments) of the Company, increased by uncleared checks or money orders from third parties and similar items in transit but which have not yet cleared, and reduced by uncleared checks or money orders to third parties and similar items in transit but which have not yet cleared, in each case, calculated in accordance with the Accounting Policies; provided, however, “Cash” shall exclude all Restricted Cash.

“CIT Financing Arrangement” means the financing arrangement as set forth in that certain Payment Services Agreement, dated as of September 16, 2021, by and among REV, the Company, each of the other entities listed on Schedule 1.01(a)(i) thereto, each Additional Buyer (as defined in Section 6.13 therein) and CIT Bank, N.A.

“Closing Cash Balance” means the aggregate amount of Cash as of 11:59 p.m. Central Time on the Closing Date (disregarding the consummation of the Contemplated Transactions).

“Closing Date Indebtedness” means the Indebtedness of the Company as of 11:59 p.m. Central Time on the Closing Date (disregarding the consummation of the Contemplated Transactions).

“Closing Working Capital” means, as of 11:59 p.m. Central Time on the Closing Date (disregarding the consummation of the Contemplated Transactions), and without duplication, the aggregate value (expressed as a positive or negative number) of the current assets of the Company minus the current liabilities of the Company, in each case, determined on a consolidated basis as of such time, and calculated in accordance with the Accounting Policies and only taking into account the line items used in the calculations set forth in Annex A; provided, that Closing Working Capital shall: (a) exclude (i) Cash, (ii) Indebtedness, (iii) Transaction Expenses, (iv) Income Tax assets, and (v) deferred Tax assets; and (b) include all Tax liabilities and Tax assets, other than any Income Tax liabilities or Income Tax assets or deferred Tax liabilities or deferred Tax assets.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Combined Tax Return” means any affiliated, consolidated, combined, unitary or other group Tax Return that includes (or otherwise reflects the income or operations of) at least one member of each of the Seller Group, on the one hand, and the Company, on the other hand.

“Company Intellectual Property” means all Intellectual Property owned, used, or held for use, by the Company in the operation of the Business.

“Computer Systems” means all computer hardware, servers, networks, platforms, data communication lines, tablets, telephones, peripheral equipment and other electronic devices or information technology equipment and related systems, software and firmware, that are used by the Company.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated March 17, 2023, by and between Forest River, Inc. and REV.

“Contemplated Transactions” means the transactions occurring at the Closing described herein and the other transactions contemplated by the Transaction Documents.

“Contractual Obligation” means, with respect to any Person, any oral or written contract, agreement, deed, mortgage, lease, sublease, instrument, note, undertaking, indenture, license, sublicense, or other legally enforceable commitment or arrangement, to which or by which such Person is legally bound.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associate epidemics, pandemic or disease outbreaks.

“COVID-19 Tax Acts” means The Families First Coronavirus Response Act (Pub. L. 116-127) and The Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136), as amended by the Consolidated Appropriations Act, 2021, and the American Rescue Plan Act of 2021, and includes any Treasury regulations or other official guidance promulgated under either of the foregoing.

“Destructive Mechanisms” means computer code that: (a) is designed to or would disrupt, disable, harm, or otherwise impede in any manner, including aesthetic disruptions or distortions, the operation of any Computer Systems or Software (sometimes referred to as “viruses” or “worms”); (b) is designed to or would disable or impair any Computer Systems or Software in any way where such disablement or impairment is caused by the passage of time, exceeding an authorized number of copies, advancement to a particular date or other numeral (sometimes referred to as “time bombs,” “time locks,” or “drop dead” devices); (c) is designed to or would permit any Person to access any Computer Systems or Software in any unauthorized manner, including to cause such disablement or impairment (sometimes referred to as “traps,” “access codes,” or “trap door” devices); (d) contains any other similar harmful, malicious, or hidden procedures, routines, or mechanisms which are designed to or would cause any Computer Systems or Software to cease functioning or to damage or corrupt data, storage media, programs, equipment, or communications or otherwise interfere with operations; or (e) contains any “back door,” “malware,” “spyware,” or similar device or code.

“Disclosure Letter” means the definitive disclosure letter delivered by Seller to Buyer concurrently with or before the execution and delivery of this Agreement.

“Employee Plan” means any plan, program, agreement, policy or arrangement that is: (a) an “employee welfare benefit plan” as defined in Section 3(1) of ERISA; (b) an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA; (c) a stock bonus, stock purchase, stock option, restricted stock, stock appreciation right or similar equity-based plan or arrangement; or (d) any other deferred-compensation, change in control, severance or termination pay, retirement, welfare-benefit, compensation, employment, bonus, incentive, sick leave, vacation, paid time off, fringe benefit or similar plan, program, agreement, policy or arrangement, in each case (i) whether or not reduced to writing, (ii) whether or not subject to ERISA, (iii) whether funded or unfunded, and (iv) other than any such plan, program, agreement, policy or arrangement maintained or otherwise mandated by a Governmental Authority.

“End User Guarantees” means those certain end user financing guarantees provided, from time to time, by any member of the Seller Group in support of the Business, in each case as, and to the extent, specifically set forth on Section 3.06(c) of the Disclosure Letter.

“Enforceability Exceptions” means, with respect to enforcement of the terms and provisions of this Agreement or any other Transaction Documents, (a) the effect of any Applicable Law relating to bankruptcy, reorganization, insolvency, moratorium or similar Applicable Laws affecting creditors’ rights and relief of debtors generally and (b) the effect of general principles of equity, including general principles of equity governing specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).

“Environment” means all soil, soil gas, land surface or subsurface strata, surface waters, ground waters, drinking supply waters, streams, sediments, ambient air (including indoor air), plant and animal life, living organisms, and any other environmental medium or natural resource.

“Environmental Claim” means any Action, Governmental Order, Lien, fine, penalty, demand, complaint, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with, or liability under, any Environmental Law or term or condition of any Environmental Permit.

“Environmental Laws” means all Applicable Laws, Orders, Governmental Orders, or binding agreements with any Governmental Authority concerning pollution or protection of the Environment or, with respect to exposure to Hazardous Materials, human health or safety, including all Applicable Laws relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, marking, packaging, testing, processing, certification, registration, evaluation, authorization, discharge, Release, threatened Release, control or cleanup of, or exposure to any Hazardous Materials, pollutants or contaminants, including products or product components containing Hazardous Materials, pollutants or contaminants, and laws applicable to vehicle emissions. The term “Environmental Law” includes, but is not limited to, the following (including their implementing regulations and any state analogs): CERCLA; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976; as amended by the Hazardous and Solid Waste Amendments of 1984, 42

U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right to Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et. seq.; The Federal Insecticide, Fungicide, and Rodenticide Act of 1996, 7 U.S.C. §136 et seq. and the Hazardous Materials Transportation Act of 1975, 40 U.S.C. §1811 et seq.; and provisions of the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq. related to the protection of hazards associated with exposure to Hazardous Materials, each as amended and supplemented as of the Closing Date.

“Environmental Notice” means any written directive, request for information, notice of violation or infraction, or other notice respecting any Environmental Claim relating to actual or alleged non-compliance with or liability pursuant to any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, certification, decision or other entitlement required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974 and the regulations issued thereunder.

“ERISA Affiliate” means, with respect to any Person, as of the applicable date of determination, any employer, trade or business (whether or not incorporated) that would be treated together with such Person as a “single employer” within the meaning of Section 414 of the Code.

“Export/Import Laws” means all Applicable Laws relating to the export and import of goods, including the U.S. Export Controls Act of 2018 and its predecessor the Export Administration Act, the Arms Export Control Act, the Export Administration Regulations, the International Traffic in Arms Regulations, the Foreign Trade Statistics Regulations, regulations administered by the U.S. Bureau of Customs and Border Protection, and other Applicable Laws regarding classification, marking, packaging, and payments of tariffs and duties.

“Final Purchase Price” means the Purchase Price, calculated using each of the Closing Working Capital, Closing Date Indebtedness, Transaction Expenses and Closing Cash Balance, as finally determined pursuant to Section 2.04 and as set out in the Final Closing Statement.

“Floorplan Guarantees” means those certain guarantees provided, from time to time, by any member of the Seller Group in support of the Business, related to dealer floorplans, in each case as, and to the extent, specifically set forth on Section 3.24 of the Disclosure Letter.

“Fraud” means actual, knowing and intentional common law fraud by a party to this Agreement in the making of the representations and warranties set forth in Article 3; provided, that, for the avoidance of doubt, the failure of Seller to disclose in the Disclosure Letter a fact or circumstance that is unknown (which for this purpose shall not have the meaning ascribed by the defined term “Knowledge of Seller”) to Seller as of the Closing is not “Fraud”.

“GAAP” means United States generally accepted accounting principles, as in effect from time to time through the Closing Date.

“Governmental Authority” means any: (a) transnational, domestic or foreign federal, national, state, city, town, borough, village, district, provincial or local governmental authority or jurisdiction, department, court, agency or official, including any political subdivision thereof; (b) any self-regulating organization or other non-governmental regulatory authority or quasi-governmental authority of any nature, including any agency, branch, department, board, commission, court, tribunal, arm or instrumentality of any state, unit of local government, or other entity exercising governmental or quasi-governmental powers (to the extent the rules, regulations or orders of such organization or authority have the force of Applicable Law); (c) multinational organization or body; (d) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; (e) official of any of the foregoing; or (f) any arbitrator or other tribunal of competent jurisdiction.

“Governmental Order” means any ruling, award, decision, injunction, judgment, order, determination, directive, writ, subpoena, verdict or decree entered, issued, rendered or made by any Governmental Authority.

“Group Arrangements” means the CIT Financing Arrangement and the Olathe Chassis Pooling Arrangement.

“Hazardous Material” means any substance, compound, mixture, material or waste which is currently regulated by any Governmental Authority, and/or defined to be, listed as, and/or that (because of its toxicity, concentration or quantity) has characteristics which are hazardous or toxic under any Environmental Laws or under any other statute, ordinance, rule or regulation in effect at the locations in which any business of the Company is conducted, including any substance, compound, mixture, material or waste defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “contaminant,” “toxic waste” or “toxic substance” under any provision of Environmental Law, including petroleum, petroleum products, asbestos, asbestos-containing material, radon, lead paint, toxic mold, formaldehyde, polychlorinated biphenyls, persistent, bioaccumulative and toxic (PBT) chemicals, PFOS, PFOA, per- and polyfluoroalkyl substances, 1,4-dioxane, radioactive substances, and/or any substance the presence of which requires reporting, investigation, removal or remediation under any Environmental Laws.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Income Tax Accrual Amount” means an amount (not less than zero) equal to the sum of the aggregate current Income Tax liabilities of the Company attributable to any Pre-Closing Tax Period or the portion of any Straddle Period ending on and including the Closing Date, which amount shall be calculated (a) in accordance with the past practice of the Company, unless otherwise required by applicable Law, (b) by including estimated (or other prepaid) Income Tax payments only to the extent that such payments have the effect of reducing (not below zero) the particular current Income Tax liability in respect of which such payments were made, (c) by taking into account any Income Tax deductions arising from expenses of the Company resulting from the transactions contemplated by this Agreement only to the extent (1) such deductions are “more likely than not” deductible under applicable Tax Law in the Pre-Closing Tax Period including the Closing Date and (2) have the effect of reducing (but not below zero) an applicable Income Tax liabilities otherwise includible in this calculation, (d) solely by taking into account Income Tax liabilities of the Company for the relevant Pre-Closing Tax Period for any jurisdictions where the Company filed Tax Returns for the tax year ending October 31, 2022, or where the Company commenced or materially expanded business activity or their taxable presence since November 1, 2022, (e) with respect to any Straddle Period, in accordance with the principles set forth in Section 6.02, (f) without regard to any accruals or reserves for uncertain Income Tax positions or contingent Tax liabilities, (g) by including in taxable income the amount of taxable income of the Company attributable to any change in method of accounting undertaken by the Company prior to the Closing that has been deferred to any tax period (or portion thereof) ending after the Closing Date pursuant to Section 481 of the Code (or any corresponding provision of state or local Law), (h) by including the amount of taxable income of the Company for any tax period (or portion thereof) ending after the Closing Date attributable to any prepaid amount or deferred revenue received or realized by the Company on or prior to the Closing Date, (i) by otherwise excluding all deferred Tax liabilities and deferred Tax assets, (j) by excluding (x) any Taxes imposed on a consolidated, combined, affiliated, or unitary group that includes any member of the Seller Group and (y) any Taxes that the Company is liable for to the extent such Tax arises from the application of Treasury Regulations Section 1.1502-6 (or any similar or analogous state or local applicable Legal Requirement) and is attributable to the operations of a member of the Seller Group or any other Seller or any of Seller’s Affiliates (other than the Company) and (k) by excluding any Taxes arising from actions taken on the Closing Date after the Closing at the direction of Buyer (or any Affiliate of Buyer) outside of the ordinary course of business (which excludes, for the avoidance of doubt, each 338 Election).

“Income Taxes” means any Tax that is based on, measured by, or calculated by reference to net income or profits, including any franchise, margin or similar Tax (however denominated).

“Indebtedness” means, with respect to any Person, without duplication, all obligations or liabilities (including all obligations or liabilities in respect of principal, accrued interest, penalties, breakage costs, prepayment obligations, redemption premiums, fees and premiums) of such Person (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar instruments, (c) under any capital or finance lease of real or personal property (but excluding operating leases), or a combination thereof, which liabilities or obligations were required to be capitalized in accordance with GAAP for financial reporting purposes under ASC 842, (d) under or in connection with letters of credit or banker’s acceptances, surety bonds or performance bonds, in each case only to the extent drawn, (e) to pay the deferred purchase price of property or services or any earn-outs or other deferred or contingent obligations of such Person (other than trade payables and expenses incurred in the Ordinary Course of Business), (f) under conditional sale or other title retention agreements, (g) under interest rate or currency swap transactions/agreements or any hedging programs (valued as if unwound) (h) under factoring programs, (i) solely with respect to employees of the Company, to the extent unfunded, under deferred compensation plans, phantom stock plans or similar arrangements, (j) solely with respect to employees of the Company, unpaid due and payable severance, (k) any payables to any Affiliate of such Person, (l) the amount of the Income Tax Accrual Amount, (m) all of the obligations and liabilities of the type described in clauses (a) through (k) above that are owed by any Person other than the Company, to the extent such obligations and liabilities are guaranteed by the Company (except the Floorplan Guarantees); provided, for the avoidance of doubt, that Indebtedness shall not include (i) any liabilities included in the calculation of Closing Working Capital or Transaction Expenses, in each case, as finally determined in the Final Closing Statement, (ii) any liabilities or obligations under the Ally Chassis Pooling Arrangement, (iii) any liabilities or obligations under the Group Arrangements or (iv) any liabilities or obligations under the Floorplan Guarantees.

“Indemnified Guarantees” means, collectively, (a) the Surety Bond, (b)(x) that certain Vehicle Dealer Bond (Surety Bond number 104406924), dated as of January 1, 2005, by and between the Company and the State of Kansas, and (y) the Rider, attached to and part of the Vehicle Dealer Bond (Surety Bond number 104406924), dated as of November 19, 2021, issued by Travelers Casualty and Surety Company of America on behalf of, among others, the Seller and the Company, (c) that certain Surety Bond – Motor Vehicle (Surety Bond number 107867592), dated as of July 5, 2023, by and between the Company and the State of Connecticut, and (d) that certain Importer or Broker Bond (Surety Bond number 131120005), dated as of January 1, 2014, by and between the Company and the U.S. Bureau of Customs and Border Protection.

“Indemnified Person” means any Person entitled to indemnification under this Agreement.

“Indemnified Taxes” means, without duplication, (a) Taxes of the Company for any Pre-Closing Tax Period (determined as if the Company were accrual method taxpayer, and taking into account any Taxes that arise as a result of any inclusion under Sections 951 or 951A of the Code (or any similar or corresponding provisions of state or local Applicable Law) with respect to the Company as a controlled corporation under Section 957 of the Code, determined under principles set forth in Section 6.02(f)), (b) Taxes of Seller or its Affiliates (other than the Company) for any taxable period, (c) Taxes of any other Person for which the Company is liable by reason of (i) having been included in an affiliated, combined or unitary group prior to the Closing Date (including pursuant to Treasury Regulation Section 1.1502-6 (or any corresponding or similar provision of state, local or non-U.S. Tax Applicable Law)), Treasury Regulation Section 301.7701-2(c)(2)(iii) (or any corresponding or similar provision of state, local, or non-U.S. Tax Applicable Law), (ii) as a transferee or successor, or by operation of Applicable Law, in each case, to the extent arising from a relationship existing prior to the Closing Date, or (iii) by any Contractual Obligation to pay the Taxes of another Person (including any express or implied obligation to indemnify any such Person) entered into prior to the Closing Date (excluding any Contractual Obligation resulting from any customary commercial agreement entered into in the Ordinary Course of Business a principal purpose of which is not Taxes, e.g. a lease), (d) any Taxes of the Company that would have been due or payable on or prior to the Closing Date but for any provision of the COVID-19 Tax Acts or in connection with the Payroll Tax Executive Order (and any corresponding provisions of Applicable Law), in each case, and that are due and payable by the Company after the Closing Date, (e) any Taxes attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation, in each case, of Seller contained in Section 6.02, (f) any Transfer Taxes imposed as a result of any of the transactions contemplated by this Agreement and (g) all Taxes imposed on the Company from the making of an election under Section 338 of the Code (or any similar provision of state or foreign Applicable Law) in connection with the transactions contemplated by this Agreement; provided, that Indemnified Taxes will exclude any Taxes (x) arising from actions taken on the Closing Date after the Closing at the direction of Buyer (or any Affiliate of Buyer) outside of the ordinary course of business (which excludes, for the avoidance of doubt, each 338 Election, or (y) that are with respect to any escheat or unclaimed property obligations of the Company with respect to any Pre-Closing Tax Period.

“Indemnifying Person” means any Person obligated to indemnify another Person under this Agreement.

“Indirect Losses” means (a) any punitive damages, and (b) Losses that are not the reasonably foreseeable result (based on the circumstances) of, and were not proximately caused by, a breach by the Indemnifying Person of a representation and warranty or covenant contained in this Agreement.

“Intellectual Property” means all rights, title, and interests in and to all intellectual property rights, including: (a) patents; (b) trademarks, service marks, trade names, trade dress and all goodwill associated therewith; (c) copyrights; (d) Internet domain names and social media account names and handles; (e) proprietary rights in Software, trade secrets and know-how; and (f) registrations and applications relating to any of the foregoing.

“Knowledge of Seller”, “Seller’s Knowledge” or any other similar knowledge qualification in this Agreement means the actual knowledge of (i) the individuals set forth in Section 1.01(a)(i) of the Disclosure Letter, after reasonable inquiry of their direct reports, and (ii) (x) solely for purposes of Section 3.12 and Section 3.17, the individual set forth in Section 1.01(a)(ii)(x) of the Disclosure Letter, and (y) solely for purposes of Section 3.19, the individual set forth in Section 1.01(a)(ii)(y) of the Disclosure Letter, in each case, after reasonable inquiry into the facts, circumstances or matters to which the relevant representation and warranty relates.

“Law” means any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principal of common law, code, statute, rule, regulation or treaty.

“Liability” means any liability, undertaking, commitment or obligation (including any liability in respect of Taxes) of any nature whatsoever, whether absolute or contingent, asserted or unasserted, accrued or unaccrued, known or unknown, liquidated or unliquidated, matured or unmatured and whether due or to become due, regardless of when asserted (or if ever asserted).

“Lien” means any mortgage, lien (statutory or otherwise), pledge, charge, security interest, claim, equitable interest, option, easement, encroachment, right of way, right of first refusal, encumbrance or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Lookback Date” means December 31, 2020.

“Losses” means any and all (a) damages, losses, fines, claims, liabilities, obligations, judgments, penalties (whether civil, criminal or otherwise), Taxes and out-of-pocket costs and expenses (including reasonable and documented attorneys’, accountants’, investigators’ and experts’ fees, costs and expenses); and (b) reasonable and documented out of pocket costs and expenses of enforcing any right to indemnification hereunder (only to the extent such indemnification claim is successful (in whole or in part)); in each case (x) including all interest, assessments and other charges paid or payable in connection with or in respect of any of the foregoing; (y) related to a direct claim of Loss between the parties hereto; and (z) other than Indirect Losses.

“made available” means, with respect to any document, instrument or agreement, that Seller posted such document, instrument or agreement by 11:59 p.m. Central Time on the date prior to the date of this Agreement to the (and have not removed or caused to be removed through the Closing) electronic data site established by Sellers for the Contemplated Transactions.

“Material Adverse Effect” means any event, change, occurrence, state of facts or circumstance that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on the Business, tangible and intangible assets, financial condition or results of operations of the Company, taken as a whole; provided, however, that the term “Material Adverse Effect” will not include any event, change, occurrence, state of facts or circumstance (“Effects”) that is or directly and proximately results from any of the following: (a) changes in general business or economic conditions (including interest rates and the availability of debt financing), and events or conditions generally affecting the industries in which the Company operates, (b) changes in Applicable Laws or interpretations thereof by any Governmental Authority, (c) changes in financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (d) changes in GAAP or underlying accounting principles or the interpretation of the foregoing, (e) national or international political or social conditions, including the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (f) epidemics, pandemics, earthquakes, hurricanes, tornados or other disease or natural disasters and responses thereto, (g) the taking of any action contemplated by this Agreement or any other Transaction Document contemplated hereby or the announcement or disclosure of this Agreement, any Transaction Document or the transactions contemplated hereby or thereby, (h) any existing event, occurrence, or circumstance with respect to which Buyer has knowledge as of the date hereof (including any matter set forth in the Disclosure Letter), (i) failure by the Company to take any action that is prohibited by this Agreement, (j) any change or prospective change in the Company’s credit ratings, (k) any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position (provided that this exception shall not prevent or otherwise affect any determination that the underlying reasons for any such failure constitutes or contributed to a Material Adverse Effect), or (l) any loss of a material customer, supplier, employee or executive. Notwithstanding the foregoing, in the case of clauses (a) through (f) above, such Effects shall be considered in determining whether a Material Adverse Effect has occurred, or is reasonably likely to occur, to the extent such Effects, individually or in the aggregate, have an impact on the Business, tangible and intangible assets, financial condition or results of operations of the Company that is disproportionate compared to the adverse impact on other Persons operating in the same or substantially similar industries as the Business operates.

“Motor Vehicle Safety Laws” means Applicable Laws, regulations or rules relating to motor vehicle safety, including the U.S. National Traffic and Motor Vehicle Safety Act of 1966,

as amended, the Transportation Recall Enhancement, Accountability and Documentation Act of 2000, as amended, Canada’s Motor Vehicle Safety Act, and any related or similar law issued, administered or enforced by any Governmental Authority.

“Multifunction School Activity Bus” means a school bus whose purposes do not include transporting students to and from home or school bus stops, as defined in 49 C.F.R. § 571.3.

“Olathe Chassis Pooling Arrangement” means the pooling arrangement as set forth in that certain Floorplanning Terms Agreement, dated as of October 26, 2022, by and between Olathe Ford Sales Inc. DBA Olathe Ford Lincoln and REV.

“Order” means any order, judgment, decree, injunction, stipulation, verdict, decision, ruling, determination, award, subpoena or consent order with, entered by, issued by, made or rendered by any Governmental Authority or any arbitrator.

“Ordinary Course of Business” means the ordinary course of the Business, consistent with past practices.

“Organizational Documents” means, with respect to any Person (other than a natural person), (a) if a corporation, its articles or certificate of incorporation and bylaws; (b) if a general partnership, its partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (d) if a limited liability company, the articles of organization or certificate of formation and operating agreement or limited liability company agreement; (e) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (f) all equity holders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of such entity or relating to the rights, duties and obligations of the equity holders of such entity with respect thereto; and (g) any amendment or supplement to any of the foregoing.

“Owned Intellectual Property” means all Intellectual Property owned by the Company.

“Payoff Debt” means Closing Date Indebtedness of the type referenced in clauses (a) and (b) of the definition of Indebtedness.

“Payroll Tax Executive Order” means the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing Covid-19 Disaster, as issued on August 8, 2020, and including any administrative or other guidance published with respect thereto by any Governmental Authority (including IRS Notices 2020-65 and 2021-11).

“PCI-DSS” means the Payment Card Industry Data Security Standard developed and maintained by the Payment Card Industry Security Standards Council related to the storing, processing, transmitting, or communicating of transaction data or credit card data.

“Permit” means all licenses, franchises, permits, authorizations, registrations, variances, certificates, approvals, consents, qualifications, waivers, or similar rights or authorization obtained from (or required to be obtained from), issued by, given by, made available by, or otherwise granted by, or under the authority of, any Governmental Authority pursuant to any Law.

“Permitted Liens” means (a) statutory Liens for Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and, in each case, for which adequate reserves have been set forth on the Financial Statements of the Company in accordance with GAAP, (b) landlords’, warehousepersons’, mechanics’, materialmens’ or carriers’ Liens to secure claims for labor, material or supplies and other similar Liens that relate to obligations not yet due and payable and which arise in the Ordinary Course of Business, (c) zoning, building, entitlement and other land use regulations or restrictions that do not, individually or in the aggregate, prohibit, impair or interfere, in each case in any material respect, with the occupancy, use or operation of any Business or operations of the Company or any real property used in the Business or by the Company, (d) the interests of the lessors and sublessors of any leased properties, (e) easements, rights of way and other imperfections of title or encumbrances that do not, individually or in the aggregate, prohibit, impair or interfere, in each case in any material respect, with the occupancy, use or operation of any Business or operations of the Company or any real property used in the Business or by the Company, (f) matters that would be disclosed by an accurate survey of real property in question that do not, individually or in the aggregate, prohibit, impair or interfere, in each case in any material respect, with the occupancy, use or operation of any Business or operations of the Company or any real property used in the Business or by the Company, (g) non-exclusive licenses of Intellectual Property, and (h) the Liens set forth on Section 1.01(a) of the Disclosure Letter.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Personal Information” means any information that identifies or, alone or in combination with any other information, could reasonably be used to identify a natural Person, including name, street address, telephone number, email address, identification number issued by a Governmental Authority, credit card number, bank information, customer or account number, online identifier, device identifier, IP address, browsing history, search history, or other website, application, or online activity or usage data, location data, biometric data, medical or health information, or any other information that is considered “personally identifiable information,” “personal information,” or “personal data” under, or is otherwise regulated by Privacy Laws.

“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date, as determined under Section 6.02.

“Privacy Laws” means all Applicable Laws and Governmental Orders concerning the privacy, security, or Processing of Personal Information (including Applicable Laws of jurisdictions where Personal Information was collected), including, as applicable, data breach notification laws, consumer protection laws, Applicable Laws concerning requirements for website and mobile application privacy policies and practices, Social Security number protection laws, data security laws, and Applicable Laws concerning email, text message, or telephone communications. Without limiting the foregoing, Privacy Laws include to the extent applicable: the Federal Trade Commission Act, the Telephone Consumer Protection Act, the Telemarketing

and Consumer Fraud and Abuse Prevention Act, the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, the Children’s Online Privacy Protection Act, the California Consumer Privacy Act of 2018, as amended by the California Privacy Rights Act of 2020, the Computer Fraud and Abuse Act, the Electronic Communications Privacy Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the Health Insurance Portability and Accountability Act of 1996, as amended and supplemented by the Health Information Technology for Economic and Clinical Health Act of the American Recovery and Reinvestment Act of 2009, the Gramm-Leach-Bliley Act, the Family Educational Rights and Privacy Act, the General Data Protection Regulation (Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016), and all other similar international, federal, state, and local laws.

“Processing” means any operation performed on Personal Information, including the collection, creation, receipt, access, use, handling, compilation, analysis, monitoring, maintenance, retention, storage, transmission, transfer, protection, disclosure, distribution, destruction, or disposal of Personal Information. The terms “Process” and “Processed” shall have correlative meanings.

“Product Recall” means the process by which a manufacturer or the National Highway Traffic Safety Administration (“NHTSA”) determines that a vehicle, equipment, car seat, or tire creates an unreasonable risk to safety or fails to meet minimum safety standards, and the manufacturer engages in a campaign registered with NHTSA to fix the problem by repair, replacement, or refund.

“Purchase Price” means an amount equal to:

(A) $303,000,000;

(B) plus the sum of the following:

(1) the Closing Cash Balance;

(2) the amount, if any, by which the Closing Working Capital exceeds the Target Working Capital;

(C) minus the sum of the following:

(1) the Closing Date Indebtedness;

(2) the Transaction Expenses; and

(3) the amount, if any, by which the Target Working Capital exceeds the Closing Working Capital.

“Release” means any spill, emission, discharge, leaking, pumping, pouring, emptying, escaping or allowing to escape, dumping, abandonment, disposing, injection, deposit, disposal, dispersal, leaching, or migration into or through the Environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture), or other releasing into or through the Environment.

“Representative” means, with respect to any Person, any director, officer, employee, manager, consultant, agents or professional advisor of such Person, including legal counsel, accountants, and financial advisors.

“Restricted Cash” means cash deposits (including, for the avoidance of doubt, all cash deposits in respect of leased real property or otherwise), cash subject to withholding Taxes or limitations on transfer if transferred to the Company (to the extent of the cost that would be incurred in connection with the distribution of such cash to the Company), cash escrow accounts, custodial cash and cash subject to a lockbox or otherwise subject to any legal or contractual restriction on the ability to freely transfer or use such cash for any lawful purposes.

“REV Group Business Contracts” means those certain REV agreements (including the Group Arrangements) that, as of the Closing, are shared with the Business but will terminate with respect to the Business in connection with the consummation of the transactions contemplated hereby, in each case, as set-forth on Section 3.03(b) of the Disclosure Letter.

“Seller Group” means Seller and each of its Affiliates (other than the Company).

“Seller Released Claims” means, with respect to any member of the Seller Group and each of its and their respective officers, directors and managers (collectively, the “Seller Releasing Parties”), collectively, any and all charges, complaints, liabilities, promises, agreements, covenants, controversies, judgments, executions, damages, Actions, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs) of any nature whatsoever, known or unknown, suspected or unsuspected, absolute or contingent, direct or indirect, that any Seller Releasing Party has or may have (including nominally or beneficially) against Buyer or any of its Subsidiaries (including, following the Closing, the Company) related to facts, circumstances, events, actions or omissions which occurred, arose or accrued prior to the Closing, including those arising out of any Seller Releasing Party’s past or present ownership of equity securities of the Company; and, each of the foregoing, individually, is a “Seller Released Claim”; provided, however, that Seller Released Claims shall not include any right of a Seller Releasing Party (i) set forth in, arising out of or relating to this Agreement or any other Transaction Document, or (ii) in the case of Fraud.

“Seller Released Parties” means Seller, its successors and assigns, and any present or former Affiliates, Representatives, lenders, investors, partners, principals, members, shareholders, officers, directors and managers of any of the foregoing Persons.

“Software” means computer software and firmware (including object code, source code, data and related documentation).

“Straddle Period” means any Tax period that includes (but does not end on) the Closing Date.

“Subsidiary” means, with respect to a specified Person, a corporation or other entity of which 50% or more of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such specified Person.

“Surety Bond” means, collectively, (x) that certain Self-Insurance Aggregate Surety Bond (Surety Bond number 107222152), dated as of June 24, 2020, by and between REV and the State of Kansas, and (y) the Amendatory Rider to Surety Bond, attached to and part of Surety Bond number 107222152, dated as of June 24, 2020, issued by Travelers Casualty and Surety Company of America on behalf of, among others, the Seller and the Company.

“Target Working Capital” means $8,296,000.

“Tax” means all taxes, and any and all other similar charges in the nature of a tax, including any income, receipts, premium, value-added, excise, severance, stamp, occupation, windfall profits, real property, personal property (whether tangible or intangible), sales, use, transfer, transfer gains, withholding, employment, unemployment, insurance, social security, business license, business organization, disability, workers’ compensation, customs, duties, unclaimed property obligation, escheat, payroll, profits, license, lease, service, service use, capital, and franchise taxes, imposed by any federal, state, local, or foreign government, or any agency or political subdivision thereof, whether disputed or not; and any interest whether paid or received, penalties or additional amounts imposed by any Taxing Authority attributable to, or imposed upon, or with respect to any such taxes, charges, fees, levies or other assessments, including any obligation to indemnify any other Person or any transferee or successor liability in respect of any and all of the foregoing; provided that, solely with respect to Section 3.11, the definition of “Tax” shall exclude any escheat or unclaimed property obligation.

“Tax Returns” means returns, declarations, claims for refund, reports, forms, elections, information returns or statements or other documents filed or required to be filed with a Taxing Authority in connection with the determination, assessment or collection of Taxes or the administration of any Laws, regulations or administrative requirements relating to any Taxes, including any schedules or attachments thereto and including any attachment thereof.

“Taxing Authority” means any Governmental Authority responsible for the imposition, assessment, administration, or collection of any Tax.

“Territory” means (a) the United States, (b) Canada, and (c) every state or province in which the Company manufactured or sold any products during the two (2) year period prior to the date of this Agreement.

“Title Company” means Chicago Title Insurance Company, 10 South LaSalle Street, Suite 3100, Chicago, IL 60603.

“Transaction Documents” means this Agreement (including the Disclosure Letter and the schedules, annexes and exhibits hereto) and the Ancillary Agreements.

“Transaction Expenses” means, collectively, and to the extent not paid in full or fully satisfied as of 11:59 p.m. Central Time on the Closing Date (and only to the extent payable by the Company): (a) any and all fees, costs and expenses (including legal, accounting, consultant, broker, financial adviser, investment banker and finder fees and expenses) incurred prior to the Closing by the Company in connection with the sale or other disposition of the Securities, including the Contemplated Transactions and by the other Transaction Documents; and (b) any and all change in control payments, retention bonuses, transaction bonuses or other similar payments that become payable by the Company solely by reason of the execution of this Agreement or any other Transaction Document or the consummation of the Contemplated Transactions. For the avoidance of doubt, Transaction Expenses shall include fifty percent (50%) (with Buyer bearing the other fifty percent (50%)) of (i) the cost of any D&O Policy purchased pursuant to Section 5.02, as applicable, (ii) the filing fees required for any filing under Antitrust Laws (including the HSR Act) and (iii) the cost of the R&W Insurance Policy.

“Transition Services Agreement” means the Transition Services Agreement, by and between REV and Buyer, dated as of the date hereof.

“Transfer Taxes” means all stock transfer Taxes, real property transfer or mortgage Taxes, sales Taxes, use Taxes, documentary stamp Taxes, recording charges and other similar Taxes (excluding any Income Taxes), if any, arising from the Contemplated Transactions.

“Type A School Bus” means (a) a Type A “school bus” (as defined under federal Motor Vehicle Safety Laws of the United States) with a GVWR of 22,000 lbs. or less, (b) a Multifunction School Activity Bus with a GVWR of 22,000 lbs. or less, and (c) a “multipurpose passenger vehicle” (as defined under federal Motor Vehicle Safety Laws of the United States) with a GVWR of 22,000 lbs. or less that is manufactured for purposes of transporting students to and from school or related activities and manufactured to comply with federal Motor Vehicle Safety Laws of the United States regarding multipurpose passenger vehicles used for the transporting of students.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
2022 Year-End Balance Sheet	Section 3.6(a)
2022 Year-End Financials	Section 3.06(a)
2023 Year-End Financials	Section 3.06(a)
338 Election	Section 6.02(e)(i)
Accounting Firm	Section 2.04(d)
Agreement	Preamble
Allocation Methodology Schedule	Section 6.02(g)(i)
Allocation Schedule	Section 6.02(g)(i)
Ally	Section 6.13(c)(i)
Ally Interest Amount	Section 6.13(c)(iii)
Ally Interest Notice	Section 6.13(c)(iii)
Ally Payment Notice	Section 6.13(c)(ii)
Ally Payoff Amount	Section 6.13(c)(ii)
Ally Statement	Section 6.13(c)(i)
Buyer	Preamble
Buyer Benefit Plans	Section 5.03(b)
Buyer Group	Section 8.04(a)

Term	Section
Buyer Indemnified Persons	Section 7.02(a)
Buyer Releasing Parties	Definition of Buyer Released Claims
Claim Notice	Section 7.05(a)
Closing	Section 2.02
Closing Date	Section 2.02
COBRA	Section 6.12(b)
Collins Canada	Recitals
Company	Preamble
Company’s Environmental Permits	Section 3.13(b)
Company Plan	Section 3.12(a)
Company Confidential Information	Section 6.06(a)
Confidential Information	Section 6.06(b)
Continuing Employee	Section 5.03(a)
D&O Policy	Section 5.02
Designated Persons	Section 8.04(a)
Disclosed Contracts	Section 3.14(b)
Dispute Notice	Section 2.04(c)
Distribution	Recitals
Effects	Definition of Material Adverse Effect
Employee Related Transaction Expenses	Section 2.02(b)(ii)
Employment Tax Returns	Section 6.02(b)(iii)
Estimated Closing Statement	Section 2.04(a)
Estimated Purchase Price	Section 2.04(a)
Final Closing Statement	Section 2.04(d)
Financial Statements	Section 3.06(a)
Insurance Coverage	Section 6.08(a)
Insurance Coverage Claim	Section 6.08(a)
Insurance Policies	Section 3.19
Internet Rights	Section 3.10(j)
Leased Real Property	Section 3.09(a)(ii)
Most Recent Balance Sheet	Section 3.06(a)(ii)
Most Recent Balance Sheet Date	Section 3.06(a)(ii)
NHTSA	Definition of Product Recall
Owned Real Property	Section 3.09(a)(i)
Parent Company Plan	Section 6.12(a)(i)
Payoff Letters	Section 2.02(c)(vi)
Post-Close Occurrences	Section 6.08(b)
Post-Closing Representation	Section 8.04(a)
Pre-Closing Representation	Section 8.04(a)

Term	Section
Proposed Final Calculations	Section 2.04(b)
Proposed Final Closing Statement	Section 2.04(b)
Proposed Final Purchase Price	Section 2.04(b)
Prior Company Counsel	Section 8.04(a)
R&W Insurance Policy	Section 5.04
Real Property	Section 3.09(a)(ii)
Real Property Leases	Section 3.09(a)(y)
Registered Company Intellectual Property	Section 3.10(b)
Restricted Period	Section 6.04(a)
REV	Preamble
Section 338(h)(10) Allocation	Section 6.02(g)(i)
Securities	Recitals
Security Incident	Section 3.10(f)
Seller	Preamble
Seller Defined Contribution Plan	Section 6.12(a)(iii)
Seller Indemnified Persons	Section 7.02(b)
Seller Name Change	Section 6.17
Seller Releasing Parties	Definition of Seller Released Claims
Seller Restricted Parties	Section 6.03
Seller’s Combined Tax Returns	Section 6.02(b)(i)
Senior Management Employee	Section 6.05(a)(i)
Separate Income Tax Returns	Section 6.02(b)(ii)
Tax Proceeding	Section 6.02(d)
Top Dealers	Section 3.21(a)
Top Suppliers	Section 3.21(b)
Transaction Expense Invoices	Section 2.02(c)(vii)
WARN Act	Section 3.17(d)
Withholding Agent	Section 2.03
Year-End Balance Sheets	Section 3.06(a)(i)

Section 1.02 Other Definitional and Interpretive Provisions. Except as otherwise explicitly specified to the contrary herein:

(a) the words “hereof,” “herein,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular section or subsection of this Agreement and reference to a particular section of this Agreement will include all subsections thereof,

(b) references to a section, exhibit, annex, or schedule means a section of, or exhibit, annex, or schedule to, this Agreement, unless another agreement is specified,

(c) the captions herein are included for convenience of reference only and will be ignored in the construction or interpretation hereof,

(d) all exhibits, annexes, or schedules annexed hereto or referred to herein, including the Disclosure Letter, are hereby incorporated in and made a part of this Agreement as if set forth in full herein, and any capitalized terms used in any exhibit, annexes, schedules or Disclosure Letter but not otherwise defined therein will have the meaning as defined in this Agreement,

(e) definitions will be equally applicable to both the singular and plural forms of the terms defined, and references to the masculine, feminine or neuter gender will include each other gender,

(f) the words “including”, “includes” or “include” (or any derivation thereof) means including without limitation,

(g) any reference to “$” or “dollars” means United States dollars,

(h) references to “in writing”, “written” and similar expressions include material that is printed, handwritten, typewritten, faxed or emailed,

(i) references to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof, and

(j) references to a particular statute or regulation including all rules and regulations thereunder and any predecessor or successor statute, rule, or regulation, in each case as amended or otherwise modified from time to time.

Article 2
Purchase and Sale; Closing

Section 2.01 Purchase and Sale. At the Closing, upon the terms and subject to the conditions set forth in this Agreement, in consideration for the parties’ mutual obligations contemplated hereunder, the parties hereto hereby agree that Seller shall sell, transfer and deliver to Buyer, free and clear of all Liens (other than restrictions on the ownership or transfer of securities imposed by federal or state securities Applicable Laws), and Buyer shall purchase and accept from Seller, the Securities.

Section 2.02 Closing.

(a) The consummation of the transactions contemplated hereby (the “Closing”) shall take place substantially concurrently with the execution of this Agreement on the date hereof. The date on which the Closing occurs is referred to herein as the “Closing Date.” The parties shall use commercially reasonable efforts to complete the Closing through the electronic transmission of documents. For all purposes, including for determining the allocation of expenses, Taxes and the financial and other effects of the transaction contemplated hereby, the Closing and the transfer of the Securities from Seller to Buyer shall be deemed effective as of 11:59 p.m. Central Time on the Closing Date. The Closing deliveries described in this Article 2 shall be mutually interdependent and shall be deemed to have occurred simultaneously. Notwithstanding anything to the contrary herein set forth, no such delivery shall become effective or shall be deemed to have occurred until all of the other deliveries set forth in this Article 2 shall have occurred. For the avoidance of doubt, the parties hereto acknowledge and agree that neither Buyer nor its Affiliates shall have the right to control or direct the business or operations of the Company until after 11:59 p.m. Central Time on the Closing Date.

(b) Closing Deliveries of Buyer. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, in consideration of the purchase and sale of the Securities pursuant to Section 2.01, Buyer shall:

(i) pay, or cause to be paid, any Payoff Debt (as applicable) reflected in the Payoff Letters, by wire transfer of immediately available funds to the account or accounts designated in the applicable Payoff Letters;

(ii) pay, or cause to be paid, any Transaction Expenses (as applicable), as set forth in the Estimated Closing Statement, by wire transfer of immediately available funds to the account or accounts designated by Seller (the “Employee Related Transaction Expenses”), or as otherwise designated in, the applicable Transaction Expense Invoice therefor;

(iii) pay, or cause to be paid, the Estimated Purchase Price to Seller by wire transfer of immediately available funds to the account or accounts designated by Seller in writing; and

(iv) deliver to Seller the Transition Services Agreement, duly executed by Buyer.

(c) Closing Deliveries of Seller. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, in consideration of the purchase and sale pursuant to Section 2.01, Seller shall:

(i) deliver a certificate or certificates to Buyer representing all Securities, duly endorsed (or accompanied by duly executed transfer powers) and in proper form for transfer;

(ii) deliver to Buyer a duly executed IRS Form W-9 by Seller;

(iii) deliver to Buyer one or more resignation letters, in a form reasonably acceptable to Buyer, of all of the directors or officers of the Company specified in writing by the Buyer to the Seller prior to the date hereof, duly executed by the applicable director or officer;

(iv) deliver to Buyer a certificate, dated as of the Closing Date and duly executed by authorized officers of each of Seller and the Company, (x) with certified copies of the Organizational Documents of each of Seller and the Company attached thereto, pursuant to which each such authorized officer of Seller and the Company, as applicable, certifies the accuracy, completeness and effectiveness of such Organizational Documents, and (y) certifying copies of the resolutions of the board of directors (or similar governing body) of each of Seller and the Company, authorizing and approving this Agreement, the other Transaction Documents to which each such Person is a party, and the transactions contemplated hereby and thereby, as having been duly and validly adopted and being in full force and effect as of the date hereof;

(v) deliver to Buyer a certificate, dated not earlier than ten (10) Business Days prior to the Closing Date, of the Governmental Authority of each jurisdiction in which Seller and the Company is formed stating that such Person is in good standing (where such concept has meaning) and in existence, or has comparable active status in such jurisdiction;

(vi) deliver to Buyer, if and to the extent applicable, customary payoff or lien and guaranty release letters with respect to any Payoff Debt as of immediately prior to the Closing (and without taking into account the consummation of the transactions contemplated by this Agreement), which include an agreement by the applicable lender or administrative agent either to provide and file or to authorize the filing of termination statements on Form UCC-3, or other appropriate releases following any repayment thereof (as applicable), on the Closing Date (at or following the Closing) (the “Payoff Letters”);

(vii) other than with respect to Transaction Expenses (x) of the type set forth in clause (b) of the definition of “Transaction Expenses,” (y) set forth in the final sentence of the definition of “Transaction Expenses,” or (z) payable to employees of the Company that are set forth in the Estimated Closing Statement, deliver to Buyer copies of such invoices regarding the payment of Transaction Expenses (collectively, the “Transaction Expense Invoices”);

(viii) deliver to Buyer an owner’s policy of title insurance issued by the Title Company for each parcel of Owned Real Property with coverage amount for such policy equal to $8,000,000 on the Title Company’s standard form of title insurance policy, subject to exceptions to coverage for Permitted Liens;

(ix) deliver to Buyer a vendor’s affidavit, non-imputation affidavit, and such other documentation reasonably requested by Buyer or the Title Company to cause the Title Company to issue any requested owner’s policies of title insurance for the Owned Real Property on the Title Company’s standard forms;

(x) deliver to Buyer the Transition Services Agreement, duly executed by REV; and

(xi) convey fee simple title to Tract 2 at 415 W. 6th Avenue, South Hutchinson, KS from Seller to Company, and provide Buyer with evidence of payment of any transfer taxes and/or recording fees associated with the same.

Section 2.03 Withholding Rights. Buyer, Seller, the Company and any other applicable withholding agent (each, a “Withholding Agent”) will be entitled to deduct and withhold from the consideration otherwise payable to or for the benefit of any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of Tax law; provided, however, that the Withholding Agent intending to so deduct and withhold will use commercially reasonable efforts to (a) notify such Persons of any amounts otherwise payable to such Persons that it intends to deduct and withhold at least five (5) Business Days in advance (except for any such amounts constituting compensation subject to payroll reporting and withholding and payable to any employee of the Company) and (b) work with such Persons in good faith to mitigate, reduce or eliminate any such withholding or deduction. Any amounts deducted and withheld in accordance with this Section 2.03 will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.04 Purchase Price Adjustment Mechanics.

(a) Estimated Closing Statement. On the date hereof, the Company has prepared and delivered in accordance with this Agreement and the Accounting Policies a written statement (the “Estimated Closing Statement”) to Buyer setting forth the Company’s good faith estimates of: (i) the Closing Working Capital, (ii) the Closing Cash Balance, (iii) the Transaction Expenses, (iv) the Closing Date Indebtedness and (v) the resulting estimated Purchase Price calculated using the estimates described in clauses (i) through (iv) (the “Estimated Purchase Price”).

(b) Proposed Final Closing Statement.

(i) Within one hundred and twenty (120) calendar days after the Closing Date, Buyer shall prepare (or cause to be prepared) and provide to Seller a written statement (the “Proposed Final Closing Statement”) setting forth Buyer’s proposed final calculations of: (i) the Closing Working Capital, (ii) the Closing Cash Balance, (iii) the Transaction Expenses, (iv) the Closing Date Indebtedness and (v) the resulting calculation of the Purchase Price calculated using the proposed final calculations described in clauses (i) through (iv) (the “Proposed Final Purchase Price”, and together with the other proposed final calculations set forth in the Proposed Final Closing Statement, the “Proposed Final Calculations”). The Proposed Final Closing Statement and the Proposed Final Calculations shall be prepared in accordance with this Agreement and the Accounting Policies. Buyer shall afford, and cause the Company to afford, Seller and its Representatives reasonable access (during regular business hours and upon reasonable prior notice) to the employees and work papers and other books and records of the Company solely for purposes of assisting Seller and its Representatives in their review of the Proposed Final Closing Statement and the Proposed Final Calculations.

(ii) If Buyer fails to timely deliver the Proposed Final Closing Statement in accordance with clause (i) above, then, at Seller’s election, either (x) the Estimated Closing Statement shall be final and binding upon Buyer and Seller, or (y) Seller will prepare or cause to be prepared, and will provide to Buyer, a Proposed Final Closing Statement within thirty (30) calendar days after the date on which Buyer was required to deliver the Proposed Final Closing Statement, in which case Sections 2.04(c) and 2.04(d) shall apply, mutatis mutandis, to Buyer’s right to review and deliver a Dispute Notice (as defined below) and to the resolution of any disputes.

(c) Dispute Notice. The Proposed Final Closing Statement and the Proposed Final Calculations will be final, conclusive and binding on the parties hereto for purposes of this Section 2.04 unless Seller provides a written notice (a “Dispute Notice”) to Buyer no later than the thirtieth (30th) calendar day after the timely delivery to Seller of the Proposed Final Closing Statement. Any Dispute Notice must set forth any item on the Proposed Final Closing Statement that Seller believes has not been prepared in accordance with this Agreement and the Accounting Policies or otherwise disputes any item set forth in the Proposed Final Closing Statement or Proposed Final Calculations, and, to the extent then known by Seller, the correct amount of such item. Any item or amount to which no dispute is raised in the Dispute Notice will be final, conclusive and binding on the parties hereto for purposes of this Section 2.04 on such thirtieth (30th) calendar day.

(d) Resolution of Disputes. Buyer and Seller shall attempt to promptly resolve the matters raised in any Dispute Notice in good faith. Beginning ten (10) Business Days after delivery of any Dispute Notice pursuant to Section 2.04(c) either Buyer or Seller may provide written notice to the other that it elects to submit the disputed items to Grant Thornton LLP or another nationally recognized independent accounting firm chosen jointly by Buyer and Seller (the “Accounting Firm”). The parties shall instruct the Accounting Firm to promptly, in accordance with such procedures as it deems fair and equitable, review only those unresolved items and amounts specifically set forth and objected to in the Dispute Notice. A single partner of the Accounting Firm selected by such Accounting Firm in accordance with its normal procedures and having expertise with respect to settlement of such disputed items and the industry in which the Company operates shall act for the Accounting Firm in the determination proceeding. Each party shall be afforded an opportunity to submit a written statement in favor of its position to the Accounting Firm. The Accounting Firm shall render a written decision with respect to such determination, including a statement in reasonable detail of the basis for its decision. The Accounting Firm shall act as an expert and not as an arbiter in making its determinations. The Accounting Firm shall determine the allocation of its fees and expenses between Buyer and Seller based on the inverse of the percentage that the Accounting Firm’s resolution of the disputed items (before such allocation) bears to the total amount of the disputed items as originally submitted to the Accounting Firm. For example, if the total amount of the disputed items as originally submitted to the Accounting Firm equal $1,000 and the Accounting Firm awards $600 in favor of Seller’s position, 60% of the fees and expenses of the Accounting Firm would be borne by Buyer and 40% of the fees and expenses of the Accounting Firm would be borne by Seller. The decision of the Accounting Firm with respect to the disputed items of the Proposed Final Closing Statement submitted to it shall be based solely on the written submissions by, or on behalf of, Buyer and Seller and shall not be by independent review, and, absent manifest error, shall be final, conclusive and binding on the parties for purposes of this Section 2.04. As used herein, the Proposed Final Closing Statement, as adjusted to reflect any changes agreed to by the parties and the decision of the Accounting Firm, in each case, pursuant to this Section 2.04, is referred to herein as the “Final Closing Statement”. Each of the parties to this Agreement agrees to cooperate with the Accounting Firm (including by executing a customary engagement letter reasonably acceptable to it) and to cause the Accounting Firm to resolve any such dispute as soon as practicable after the commencement of the Accounting Firm’s engagement.

(e) Purchase Price Adjustment.

(i) If the Final Purchase Price exceeds the Estimated Purchase Price, then Buyer shall pay, or cause to be paid, to Seller by wire transfer of immediately available funds in accordance with the wire transfer instructions provided by Seller in writing, an amount equal to such excess of the Final Purchase Price over the Estimated Purchase Price.

(ii) If the Estimated Purchase Price exceeds the Final Purchase Price, then Seller shall pay, or cause to be paid, to Buyer by wire transfer of immediately available funds in accordance with the wire transfer instructions provided by Buyer in writing, an amount equal to such excess of the Estimated Purchase Price over the Final Purchase Price.

(f) Working Capital. The parties hereto acknowledge that the sole purpose of the adjustments set forth in this Section 2.04 with respect to the Closing Working Capital is to adjust for changes in relative levels of Closing Working Capital and not to introduce new accounts, accounting judgments, methods, policies, practices, procedures, classifications or estimations in the preparation of Closing Working Capital, and, accordingly, the Closing Working Capital shall be calculated using the Accounting Policies applied in a manner consistent with the application of such policies in the calculation of the Target Working Capital. No fact or event occurring at or after the Closing, including any market or business development or actions taken by Buyer or the Company with respect to the accounting records, books, policies or procedures of the Company (including changes in any reserve, allowance or other account, any changes in methodology for inventory valuation or accounting or any reclassification of any asset), or any change in GAAP or Applicable Law after the Closing Date, or any effect on the Company arising from the transactions contemplated hereby, shall have any effect on, or be considered in, the determination of the Final Purchase Price or any of the components thereof.

(g) Payments. Any payment due pursuant to Section 2.04(e) shall be made within two (2) Business Days after the final amount thereof has been determined in accordance with this Section 2.04.

Section 2.05 Tax Treatment. All adjustment payments made pursuant to Section 2.04 shall be treated as adjustments to the applicable purchase price for Tax purposes unless otherwise required by Applicable Law.

Article 3
REPRESENTATIONS AND WARRANTIES REGARDING SELLER AND THE Company

In order to induce Buyer to enter into and perform this Agreement and to consummate the Contemplated Transactions, Seller hereby represents and warrants to Buyer as follows as of the Closing (unless a different date is referenced herein):

Section 3.01 Organization.

(a) The Company is a corporation that (i) is duly organized, validly existing and in good standing under the laws of Kansas and (ii) has all requisite power and authority to own, lease and operate its assets, properties and business and to carry on its business as it has been and is now being conducted, except where the failure to be so qualified or licensed or in good standing has not had, and would not reasonably be expected to have, a Material Adverse Effect.

(b) Each of Seller and REV is a corporation that is (i) duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and (ii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which it owns or leases real property or where the character of the properties owned, leased or licensed by it or the nature of its business makes such qualification, licensing or good standing necessary, except where the failure to be so qualified or licensed or in good standing has not and would not reasonably be expected to prevent or materially impair or materially delay the ability of such Person to consummate the Contemplated Transactions.

(c) Seller has made available to Buyer true and complete copies of the Company’s Organizational Documents, each as amended and otherwise in effect on the date of this Agreement.

Section 3.02 Power and Authorization. Each of the Company, REV and Seller has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Each of the Company, REV and Seller has taken all corporate actions or proceedings, as applicable, that are required to be taken by or on the part of such party to authorize and permit (a) the execution and delivery by such party of this Agreement, the Transaction Documents and the instruments required to be executed and delivered by it pursuant hereto and thereto, (b) the performance by such party of its obligations hereunder and thereunder and (c) the consummation by such party of the Contemplated Transactions. This Agreement has been (and each Transaction Document, when executed and delivered, will be) duly executed and delivered by the Company. REV and/or Seller, to the extent a party thereto, and assuming the due authorization, execution and delivery by each of the other parties hereto or thereto, constitutes (or will constitute) the legal, valid and binding obligation of such party, enforceable against it in accordance with its terms, subject to the Enforceability Exceptions.

Section 3.03 No Violation or Approval; Consents. Except as set forth in Section 3.03 of the Disclosure Letter, or as would be required due to the identity or nature of Buyer or its Affiliates, and except as would not have a Material Adverse Effect, the execution, delivery and performance of this Agreement and each other Transaction Document by the Company or Seller, to the extent a party thereto, the consummation of the Contemplated Transactions by such party and the compliance with or fulfillment of the terms and provisions hereof and thereof by such party do not:

(a) require the consent, waiver, approval, order or authorization of, or filing with, any Governmental Authority by or on behalf of the Company or Seller, other than required filings under applicable Antitrust Laws;

(b) conflict with or result in a breach, violation or termination of, or acceleration of obligations under, or default under, or require the consent of any third party under, or give rise to the imposition of a Lien (other than Permitted Liens) on any of the assets of such party under, (i) any material Contractual Obligation (other than purchase orders entered into in the Ordinary Course of Business), Governmental Order or other agreement or instrument to which the Company is a party, (ii) the Organizational Documents of such party or (iii) any resolution adopted by the board of directors or shareholders (or by any Person or group of Persons exercising similar authority) of such party;

(c) conflict with or result in a breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, any Applicable Laws to which such party is subject; or

(d) contravene, conflict with, or result in a violation of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify any Permit that is held by the Company or held by REV or Seller that relates to the Business.

Section 3.04 Capitalization.

(a) All of the issued and outstanding equity interests of the Company are as set forth on Section 3.04(a) of the Disclosure Letter. All of the issued and outstanding equity interests of the Company have been duly authorized, validly issued and are fully paid and non-assessable, and have not been issued in violation of any preemptive rights. As of the Closing, all of the issued and outstanding equity interests of the Company are held of record by Seller. Upon consummation of the Contemplated Transactions, Buyer shall own all of the equity interests of the Company, free and clear of all Liens (other than restrictions on the ownership or transfer of securities imposed by federal or state securities Applicable Laws).

(b) Other than as set forth in Section 3.04(b) of the Disclosure Letter, there are no outstanding options, warrants or other rights of any Person to acquire any equity securities of, or any equity interests in, the Company, or securities exercisable or exchangeable for, or convertible into, equity securities of, or equity interests in, the Company.

(c) Except as set forth in Section 3.04(c) of the Disclosure Letter, (i) there are no preemptive rights or other similar rights in respect of any equity interests in the Company, (ii) there are no Liens (other than restrictions on the ownership or transfer of securities imposed by federal or state securities laws) on any equity interests of the Company, (iii) there are no Contractual Obligations relating to the ownership, transfer or voting of any equity interests in the Company, (iv) except for the Contemplated Transactions, there is no Contractual Obligation, or provision in the Organizational Documents of the Company, which obligates the Company to purchase, redeem or otherwise acquire, or make any payment (including any dividend or distribution) in respect of, any equity interest in the Company and (v) there are no existing rights with respect to registration under the Securities Act of 1933, as amended, of any equity interests in the Company.

(d) REV is an Affiliate of Seller.

Section 3.05 Subsidiaries. The Company does not own any Subsidiaries.

Section 3.06 Financial Matters.

(a) Financial Statements. Attached as Section 3.06(a) of the Disclosure Letter are copies of (i) the unaudited balance sheet of the Company as of October 31, 2022 (the “2022 Year-End Balance Sheet”), and the related unaudited statements of operations and income for the fiscal year then ended (collectively, the “2022 Year-End Financials”), and (ii) the unaudited balance sheet of the Company as of October 31, 2023 (the “Most Recent Balance Sheet”, and the date thereof, “Most Recent Balance Sheet Date”, and together with the 2022 Year-End Balance Sheet, the “Year-End Balance Sheets”), and the related unaudited statement of operations and income of the Company for the fiscal year then ended (collectively, the “2023 Year Financials” and, together with the 2022 Year-End Financials, the “Financial Statements”).

(b) Compliance with Accounting Policies. The Financial Statements (including any notes thereto) have been prepared in accordance with the Accounting Policies, consistently applied in accordance with the Company’s past practice, and fairly present, in all material aspects, the consolidated financial position and results of the operations of the Company as of the dates thereof for the periods then-ended (subject to the absence of statements of cash flows and stockholder equity and footnotes and to normal year-end and periodic reclassifications and adjustments), provided, that (i) the Business has not operated on a separate standalone basis and historically has not been separately reported with the combined financial statements of Seller, and (ii) the Financial Statements assume certain allocated charges which do not necessarily reflect amounts that would have resulted from arms-length transactions or that the Business would incur on a standalone basis.

(c) No Undisclosed Liabilities. Except as set forth in Section 3.06(c) of the Disclosure Letter, the Company does not have any liabilities, except for (i) liabilities reflected or reserved against in the Financial Statements, (ii) immaterial liabilities incurred in the Ordinary Course of Business since the Most Recent Balance Sheet Date, (iii) liabilities incurred under Contractual Obligations of the Company entered into in the Ordinary Course of Business, other than any liability resulting from a breach of or default under any such Contractual Obligation, (iv) liabilities arising solely as a result of the occurrence of the Closing or in connection with the Contemplated Transactions, and (v) liabilities that are not material to the Company.

(d) Accounts Receivable. All accounts receivable of the Company that are reflected on the Year-End Balance Sheets, the Most Recent Balance Sheet or the accounting records of the Company as of the Closing represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. All reserves for the collection of such accounts receivable shown on the Year-End Balance Sheets, the Most Recent Balance Sheet or the accounting records of the Company as of the Closing were calculated in accordance with the Accounting Policies. To the Knowledge of the Seller, there is no contest, claim or right of set-off, other than returns in the Ordinary Course of Business, relating to the amount or validity of any such account receivable.

(e) Books and Records. The books of account, stock record books and other records of the Company are complete and correct, in all material respects, and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. The Company has maintained and continues to maintain, in the required manner and at the required place, all books, records and other documents and information required to be maintained by Applicable Law and all contracts by which it is bound.

Section 3.07 Absence of Certain Developments. Except as set forth on Section 3.07 of the Disclosure Letter, from the Most Recent Balance Sheet Date through the date of this Agreement, (a) there has not been any change or effect that, individually or in the aggregate, constitutes a Material Adverse Effect, (b) the Business has been conducted in all material respects in the Ordinary Course of Business, and (c) there has not been any:

(i) change in, or amendment to, the Organizational Documents of the Company;

(ii) transfer, issue, split, combination, reclassification, sale or disposal of any shares of capital stock or other equity securities of the Company, or repurchase, redemption or acquisition of any shares of capital stock or other equity securities of the Company;

(iii) transfer, sale, lease, license or other disposal of any business or assets of the Company, other than in the Ordinary Course of Business;

(iv) adoption of any plan of merger, combination, reorganization, liquidation, dissolution or consolidation by any of the Company, or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Applicable Law, or consent to the filing of any bankruptcy petition against it under any similar Applicable Law, by the Company;

(v) creation or incurrence of any Lien on any material tangible or intangible asset of the Company;

(vi) issuance or forgiveness of any loans, advances or investments made in, any other Person by the Company exceeding $100,000, other than travel advances to employees in the Ordinary Course of Business;

(vii) except in the Ordinary Course of Business, increases in the compensation of any employee or contractor of the Company;

(viii) grant of any bonus to any employee, consultant or independent contractor of the Company other than in the Ordinary Course of Business, or entrance into any employment, severance or similar Contractual Obligation with any employee, consultant or independent contractor of the Company;

(ix) adoption, material amendment or termination of any Company Plan, except as required by Applicable Law or the terms thereof;

(x) except in the Ordinary Course of Business, settlement by any member of the Seller Group of any claims or rights that are (A) of the Company or (B) solely related to the Business;

(xi) material changes in the Accounting Policies (except as required by changes in GAAP);

(xii) with respect to the Company, change or revocation of any material Tax election, change in any material method of accounting for Tax purposes, change in any annual Tax accounting period, settlement of any Tax proceeding, investigation or assessment with respect to a material amount of Taxes, or surrender of any right to claim a material Tax refund; provided that nothing in this Section 3.07(xii) shall apply to any actions taken by any member of any consolidated, combined or unitary Tax group which includes the Company, on the one hand, and Seller or any Affiliate of Seller, on the other hand;

(xiii) material change by the Company in (A) cash management practices or policies, or (B) practices and procedures with respect to collection of accounts receivable,

establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(xiv) revaluation of assets, including writing off notes or accounts receivable by the Company;

(xv) entry into any Contractual Obligation or agreement that would be required to be disclosed on Section 3.14 of the Disclosure Letter;

(xvi) transfer, assignment or grant of any license or sublicense of any rights under or with respect to any Intellectual Property, except in the Ordinary Course of Business;

(xvii) material damage, destruction or loss (whether or not covered by insurance) to the property of the Company;

(xviii) capital expenditures by the Company in excess of $250,000;

(xix) entry into a new line of business or abandonment or discontinuance of existing lines of business by the Company;

(xx) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof by the Company; or

(xxi) Contractual Obligation entered into by the Company or Seller to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.08 Assets; Inventory; Products.

(a) Ownership of Assets of the Company. The Company has good and valid title to all of its material tangible properties, rights and assets (whether real, personal or mixed and whether tangible or intangible), including: (i) all assets located at the facilities owned or operated by the Company in connection with the Business or reflected as owned in the books and records of the Company; (ii) the properties and assets reflected on the Most Recent Balance Sheet; and (iii) all properties and assets purchased or otherwise acquired by the Company since the date of the applicable Most Recent Balance Sheet. The Company owns such properties and assets free and clear of any and all Liens other than Permitted Liens; except for such assets that have been sold or otherwise disposed of since the applicable Most Recent Balance Sheet Date in the Ordinary Course of Business.

(b) Sufficiency of Assets. Except (i) as set forth on Section 3.08(b) of the Disclosure Letter and (ii) for the services contemplated by the Transition Services Agreement, the assets owned or held for use by the Company constitute all of the assets, rights and properties necessary and sufficient to transact the Business in all material respects as currently conducted and are adequate in all material respects for the Company to conduct the Business following the Closing as currently conducted.

Section 3.09 Real Property.

(a) Section 3.09(a) of the Disclosure Letter sets forth a list of the addresses of (i) all the real property owned by the Company (the “Owned Real Property”) and (ii) all of the real property leased, subleased or licensed by, or for which a right to use or occupy has been granted to, the Company (the “Leased Real Property,” and together with the Owned Real Property, the “Real Property”). Section 3.09(a) of the Disclosure Letter also identifies (x) with respect to each Owned Real Property, the Company that is the owner of such Owned Real Property, and (y) with respect to each Leased Real Property, each lease, sublease, license or other Contractual Obligation to which the Company is a party under which such Leased Real Property is occupied or used including the date of and legal name of each of the parties to such lease, sublease, license or other Contractual Obligation, and each amendment, modification or supplement thereto (the “Real Property Leases”).

(b) Except as set forth in Section 3.09(b) of the Disclosure Letter, the Company has good and clear, valid, insurable, record and marketable fee simple title in and to the Owned Real Property, free and clear of all Liens other than Permitted Liens.

(c) Except as set forth on Section 3.09(c) of the Disclosure Letter, there are no written or oral leases, subleases, licenses, concessions, occupancy agreements or other Contractual Obligations granting to any other Person the right of use or occupancy of any of the Real Property, and there is no Person (other than the Company) in possession of any of the Real Property.

(d) Seller has delivered to Buyer accurate and complete copies of the Real Property Leases, in each case as amended or otherwise modified and in effect, together with extension notices and other material correspondence, lease summaries, notices or memoranda of lease, estoppel certificates and subordination, non-disturbance and attornment agreements related thereto, if any.

(e) Each Real Property Lease is (i) valid and binding on the tenant, and to the Knowledge of Seller, the landlord of such Real Property Lease, (ii) in full force and effect and enforceable in accordance with its terms (subject to the Enforceability Exceptions).

(f) No eminent domain or condemnation action is pending or, to Seller’s Knowledge, threatened, that would preclude or materially impair the use of any Real Property. None of the Company’s current use of the Real Property violates in any material respect any restrictive covenant of record that affects any of the Real Property.

(g) There are no existing defaults or events that with the passage of time or giving of notice, or both, would constitute an event of default by the Company in connection with a Real Property Lease that the Company is a party to or, to Seller’s Knowledge, by any other party to any Real Property Lease.

(h) With respect to the Real Property:

(i) the Company’s use thereof for the various purposes for which it is presently being used does not violate any applicable zoning code or regulation which is imposed by any Governmental Authority having jurisdiction over the applicable Real Property;

(ii) all buildings, structures, fixtures and other improvements thereon are materially in compliance with all Applicable Laws;

(iii) there is no existing or, to the Seller’s Knowledge, proposed plan to modify or realign any street or highway or any existing or, to the Seller’s Knowledge, proposed eminent domain proceeding that would result in the taking of all or any part of the Owned Real Property that would prevent or hinder in any material respect the continued use of the Owned Real Property as heretofore used in the conduct of the Business;

(iv) there is no pending or, to the Seller’s Knowledge, threatened proceeding affecting all or any part of the Owned Real Property or the Leased Real Property or Seller’s use or occupancy thereof or the conduct of its operations thereon, and no Person has received any notice thereof; and

(v) neither Seller nor, to the Seller’s Knowledge, any other Person is in violation of a condition or agreement contained in any easement, restrictive covenant or any similar instrument or agreement recorded against any of the Owned Real Property or the Leased Real Property in any material respect.

Section 3.10 Intellectual Property; Data Privacy.

(a) Except as set forth in Section 3.10(a) of the Disclosure Letter, the Company is the sole and exclusive legal and beneficial, and with respect to Registered Owned Intellectual Property, record owner of all right, title, and interest in and to the Owned Intellectual Property, and has the valid and enforceable right to use all Company Intellectual Property necessary for the operation of the Business as currently conducted and as proposed to be conducted, in each case, free and clear of all Liens (except Permitted Liens).

(b) Section 3.10(b) of the Disclosure Letter lists all Owned Intellectual Property as of the date hereof that is subject to any issuance, registration, or application by or with any Governmental Authority or authorized private registrar in any jurisdiction, and pending applications for any of the foregoing (the “Registered Owned Intellectual Property”).

(c) All of the Registered Owned Intellectual Property is valid and enforceable, and with respect to all Registered Owned Intellectual Property, such applications and registrations are subsisting and in full force and effect. Seller Group has taken commercially reasonable steps to maintain the material Owned Intellectual Property and to preserve the confidentiality of all material trade secrets included therein. None of the Owned Intellectual Property has any renewal or maintenance deadlines, or any payments of fees, due within the six (6) months following the Closing.

(d) To Seller’s Knowledge, neither the Company, nor any other party is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any agreement materially concerning Company Intellectual Property.

(e) Except as set forth in Section 3.10(e) of the Disclosure Letter, the consummation of the Contemplated Transactions will not result in the breach of, or create on behalf of any third party the right to terminate or modify, any agreement to which the Company is a party and pursuant to which the Company is authorized or licensed to use any Company Intellectual Property.

(f) Except as disclosed on Section 3.10(f) of the Disclosure Letter, to Seller’s Knowledge, during the past three (3) years, there has been no data breach or other security incident that has resulted in material unauthorized access, disclosure, use, denial of use, alteration, corruption, destruction, or material loss or theft of Personal Information or that has caused or would reasonably be expected to cause a material disruption to the conduct of the Business of the Company (a “Security Incident”). At no time has the Company notified and, to the Knowledge of the Seller, there have been no facts or circumstances that would require the Company to notify, any Governmental Authority or other third party (other than for the purpose of investigating the Security Incident) of any Security Incident. The Contemplated Transactions do not violate any material third-party privacy policy or terms of use relating to the Processing of any Personal Information.

(g) The Company is not infringing, misappropriating, diluting or otherwise violating any third party’s Intellectual Property rights, and the Company has not infringed, misappropriated, diluted or otherwise violated any third party’s Intellectual Property during the past three (3) years. There are no actions (including any opposition, cancellation, revocation, inter partes review, or other proceeding) that are pending or, to the Seller’s Knowledge, threatened in writing (including in the form of written offers to obtain a license): (i) alleging any infringement, misappropriation, or other violation by Seller Group of any third party’s Intellectual Property rights by the operation of the Business; (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Owned Intellectual Property, or of Seller Group’s right, title, or interest in or to any Owned Intellectual Property; or (iii) by Seller Group alleging any infringement, misappropriation, or other violation by any third party of the Owned Intellectual Property. To Seller’s Knowledge, there are no facts or circumstances that could reasonably give rise to any such action. To Seller’s Knowledge, the Company is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the ownership or use of any Company Intellectual Property.

(h) Seller Group has taken commercially reasonable precautions to protect the secrecy, and confidentiality of all material trade secrets of the Company and used in the Business. To Seller’s Knowledge, no material trade secret included in the Owned Intellectual Property has been used, divulged, or appropriated either for the benefit of a third party (other than a member of Seller Group or any of their contractual counterparts pursuant to a confidentiality agreement) or to the detriment of the Business.

(i) Except as disclosed on Section 3.10(i) of the Disclosure Letter, the Company does not own, use, or hold for use, any Software other than commercially available, off the shelf Software with annual payments of $50,000 or less.

(j) Section 3.10(j) of the Disclosure Letter lists all of the Internet web sites and Internet domain names, as of the date hereof, owned by the Company or used in conducting the Business, or in which the Company has any rights, and such schedule includes the name of the Person to whom such Internet web sites are registered (collectively, the “Internet Rights”). Except as would not be reasonably expected to be material to the Business of the Company, all Internet Rights are,

and for the last three (3) years have been, owned, operated, and maintained in compliance with Applicable Law.

(k) The Company, and, to the Knowledge of the Seller, all vendors, processors, or other third parties acting for or on behalf of the Company in connection with the Processing of Personal Information in the possession or control of the Company, comply and since the Lookback Date have complied, in all material respects, with all of the following in the conduct of the Business of the Company: (i) Privacy Laws; (ii) applicable industry standards (including, if applicable, the National Institute of Standards and Technology (NIST) Cybersecurity Framework and PCI-DSS); (iii) the Business Privacy and Data Security Policies; and (iv) contractual requirements or terms of use concerning the Processing of Personal Information to which the Company is or was a party or otherwise bound.

(l) To the Knowledge of the Seller and except as would not be material to the Business of the Seller Group, the execution, delivery, and performance of this Agreement and the consummation of the Contemplated Transactions hereby do not and will not: (i) conflict with or result in a violation or breach of any Privacy Laws or Business Privacy and Data Security Policies (as currently existing or as existing at any time during which any Personal Information was collected or Processed by or for the Company in the conduct of its Business); or (ii) require the consent of or notice to any Person concerning such Person’s Personal Information.

(m) Since the Lookback Date, to the extent required by Privacy Laws, the Company has posted to its website and mobile applications and provided or otherwise made available in connection with its products or services, a privacy policy and terms of use. No disclosure or representation made or contained in any privacy policy or terms of use since the Lookback Date has been inaccurate, misleading, deceptive, or in violation of any Privacy Laws (including by containing any material omission) in any material respect. The Company and, to the Knowledge of the Seller, any vendor, processor, or other third party Processing Personal Information for or on behalf of the Company are and at all times since the Lookback Date have been in compliance with the privacy policies and terms of use in all material respects.

(n) During the past three (3) years, the Company has not received any written notice, request, claim, complaint, correspondence, or other communication in writing from any Governmental Authority or other third party, and to the Knowledge of the Seller there has not been any audit, investigation, enforcement action (including any fines or other sanctions), or other Action, relating to any actual or alleged Security Incident or violation of any Privacy Law or Business Privacy and Data Security Policy, in each case, with respect to the Processing of Personal Information in the possession or control of the Company, or held or Processed by any vendor, processor, or other third party for or on behalf of the Company, in the conduct of the Business of the Company. To Seller’s Knowledge, there are no facts or circumstances that would reasonably be expected to give rise to any of the foregoing.

(o) The Company has at all times since the Lookback Date implemented and maintained, and use commercially reasonable efforts to require all vendors, processors, and other third parties that Process any Personal Information for or on behalf of the Company in any material respect to implement and maintain, commercially reasonable security measures, plans, procedures, controls, and programs, including written information security programs, to: (i) identify and address internal and external risks to the privacy and security of Personal Information in their possession or control; (ii) implement, monitor, and improve adequate and effective administrative, technical, and physical safeguards to protect such Personal Information and the operation, integrity, and security of its software, systems, applications, and websites involved in the Processing of Personal Information; and (iii) provide required notification in compliance with applicable Privacy Laws in the case of any Security Incident.

(p) The Company has regularly (and at least annually) performed a security risk assessment and obtained an independent vulnerability assessment performed by a recognized third-party audit firm, in each case to the extent required by applicable Privacy Laws. The Company has used reasonable efforts to address and remediate all critical or high risk threats and deficiencies identified in each such assessment.

(q) Except as would not be reasonably expected to be material to the Business of the Company, at all times since the Lookback Date, the Company has maintained a cyber-insurance policy that is adequate and suitable for the nature and volume of Personal Information Processed by or on behalf of the Company in the conduct of its Business and is sufficient for compliance with all Applicable Laws and contracts to which the Company is a party or by which it is bound.

(r) The Company is and since the Lookback Date has been in compliance with the applicable portions of the PCI-DSS in all material respects, as it has been amended from time-to-time. To Seller’s Knowledge, with respect to payment card transactions or information processed in any way (including any processing, storing or communication of transaction data or payment card data), the engaged third-party vendors are in compliance with the PCI-DSS as applicable to service providers.

(s) The Company’s Computer Systems: (i) are reasonably sufficient to meet the data processing and other computing needs of the Company, and their Business and operations as presently conducted; (ii) function, operate, process and compute in accordance with all Applicable Laws; and (iii) are free from any Destructive Mechanisms that have caused a material disruption to the Business since the Lookback Date. The Company has taken reasonable steps and implemented reasonable procedures designed to detect and prevent Destructive Mechanisms from the Computer Systems. The Company has in place commercially reasonable back-up systems and disaster recovery plans and procedures designed to maintain the continuing availability of the functionality provided by material Computer Systems in the event of any malfunction or other form of disaster affecting such material Computer Systems.

Section 3.11 Tax Matters.

(a) Each of the Company and the Seller Group with respect to the Company and the Business, has filed, or has caused to be filed on its behalf (after giving effect to all properly obtained extensions), all material Tax Returns required to be filed by it in accordance with Applicable Laws, and each such Tax Return is true, correct, and complete in all material respects. The Company, and the Seller Group with respect to the Company and the Business, has timely paid all material amounts of Taxes required to be paid by it.

(b) No written claim has ever been made by a Taxing Authority in a jurisdiction where the Company does not file a particular type of Tax Return or pay a particular type of Tax that the Company is or may be required to file such Tax Return or pay such Tax (including obligations to withhold amounts with respect to Tax) in that jurisdiction, which claim has not been settled or withdrawn.

(c) There are no Liens with respect to Taxes upon any asset of the Company or any of the equity interests of the Company, other than statutory Liens for Taxes not yet due and payable and for which adequate reserves have been established.

(d) The Company has (i) timely withheld and paid over to the appropriate taxing authority (or set aside for timely payment to the appropriate taxing authority) all material amounts of Taxes required to be withheld from amounts distributed, paid, payable or owing to any person (including equityholder, employee, officer, director, non-resident, contractor, or other third party) and (ii) complied in all material respects with all related reporting and record keeping requirements, and all IRS Forms W-2 and 1099 required with respect thereto have been completed and timely filed.

(e) No deficiency or assessment for any amount of Tax has been assessed, proposed or threatened in writing by a Taxing Authority against or with respect to the Company that remains unresolved, and to Seller’s Knowledge, no such assessment or deficiency will be proposed.

(f) The Company has not (i), other than in connection with validly obtaining automatic extensions of time to file Tax Returns in the ordinary course, waived, or had waived on its behalf, any statute of limitations in respect of any Taxes, or any other time limit within which (A) to file any Tax Return covering any Taxes for which the Company is or may be liable, (B) to file any elections, designations or similar filings relating to Taxes for which the Company is or may be liable, or (C) the Company is required to pay or remit any Taxes or amounts on account of Taxes, (ii), other than in connection with validly obtaining automatic extensions of time to file Tax Returns in the ordinary course, agreed, or have had agreed on its behalf to any extension of time with respect to any Tax assessment or deficiency, or (iii) executed, or have had executed on its behalf, any “closing agreement” pursuant to Section 7121 of the Code or any predecessor provision thereof, or any similar provision of state, local or non-U.S. law.

(g) The Company is not party to or bound by any Tax sharing, Tax allocation, Tax indemnification agreement, or similar agreement (other than any such agreement that is a commercial agreement entered into in the Ordinary Course of Business and a principle purpose of which is not related to Taxes).

(h) The Company has not distributed stock of another corporation, or has had its stock distributed by another corporation, in a transaction that was governed, or purported or intended to be governed, in whole or in part, by Section 355 or Section 361 of the Code or any similar provision of Tax law in the last two (2) years or in a transaction that could be considered part of a “plan” or a “series of related transactions” (within the meaning of Section 355(e) of the Code).

(i) The Company has not (a) been a party to any “reportable transaction” within the meaning of Section 6707A of the Code (or any corresponding or similar provision of state, local or non-U.S. tax law), or (b) been a party to such transaction nor has claimed any Tax benefit from any such transaction in any taxable year that remains open to or for assessment.

(j) The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date or any Straddle Period and made prior to the Closing, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding provision of foreign, state or local Applicable Law), (iii) installment sale or open transaction disposition made on or before the Closing Date, (iv) prepaid amount received before the Closing, (v) use of an improper method of accounting for taxable period ending on or prior to the Closing Date or any Straddle Period, or (vi) as a result of Section 965(h) of the Code.

(k) The Company has (i) collected and remitted to the proper Governmental Authority all material amounts of sales, use, value added and similar Taxes that are required to be collected and remitted with respect to sales made or services provided, and (ii) for all sales made or services provided that are exempt from sales, use, value added, and similar Taxes and that were made without charging or remitting such Taxes, received and retained, in all material respects, any appropriate Tax exemption certificates and other documentation qualifying such material sale or provision of services as exempt.

(l) There are no (and there have not been any) Actions, suits, claims, investigations, audits, or other proceedings, in each case with respect to Taxes that remain unresolved or any written notices of inquiry by any Governmental Authority with respect to Taxes against the Company during the last six (6) years, which written notice or inquiry has not been settled or withdrawn.

(m) The Company is classified as a corporation for U.S. federal income tax purposes.

(n) The Company (i) is not and has never been a member of an affiliated group (within the meaning of Section 1504(a) of the Code or similar group defined under any similar provision of state, local, or non-U.S. Tax Law) filing a consolidated, combined, unitary, or aggregate group Tax Return for any taxable period (other than any such group the common parent of which is Seller or any Affiliate of Seller) or (ii) does not have any liability for the Taxes of any Person (other than any member of the Seller Group) under Treasury Regulation Section 1.1502-6 (or any corresponding or similar provision of state, local, or non-U.S. Tax Law), as a transferee or successor, by Contractual Obligation, or operation of Law.

(o) The Company has not (i) deferred any obligation to pay Taxes pursuant to the COVID-19 Tax Acts or in connection with the Payroll Tax Executive Order (or any corresponding provisions of Applicable Law), which deferral is still in effect or (ii) taken out any loan, received any loan assistance, or received any other financial assistance, or required any of the foregoing, in each case under the COVID-19 Tax Acts.

(p) The Company has not engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty or convention between the United

States and such foreign country), had an office or fixed place of business or otherwise been subject to taxation in any country, in each case, other than the country of its formation.

(q) There is no limitation on the utilization of any material Tax attributes of the Company under any provision or provisions of Tax Law, other than any such limitations resulting from the transactions contemplated by this Agreement.

(r) The Company has complied in all material respects with the transfer pricing provisions of each Applicable Law relating to Taxes, including the contemporaneous documents and disclosure requirements thereunder.

(s) The Company has not received any refund or credit for any Tax, nor received any governmental grant, subsidy or similar amount, in each case to which it is not entitled.

(t) No Tax ruling has been issued to, or in respect of, the Company or the Business, and no such ruling has been applied for by the Company or any member of the Seller Group.

(u) Except as set forth on Section 3.11(u) of the Disclosure Letter, the Company does not own and has never owned, directly or indirectly, an interest in a corporation, association, joint venture, partnership, limited liability company, or other “business entity” within the meaning of Treasury Regulation Section 301.7701-2(a).

(v) The Company has not received or accrued, whether or not properly reflected as an accrual on the Tax Returns (including work papers) or books, records or financial statements of the Company, income (or would have received or accrued income on or before the Closing Date if the Closing Date was the last day of the taxable year) that will be required to be included in the income of a “United States shareholder” (as defined under Section 951(b) of the Code or similar provision of state or local Applicable Law) in any taxable period (including any Straddle Period) that is related or attributable to (i) “subpart F income” (within the meaning of Section 952 of the Code or similar provision of state or local Applicable Law), (ii) taxable income arising from the application of Section 956 of the Code (or similar provision of state or local Applicable Law), or (iii) any material amount of “GILTI income” (within the meaning of Section 951A(b)(1) of the Code).

(w) The Company is not a party to a “gain recognition agreement” within the meaning of the Treasury Regulations under Section 367 of the Code.

(x) The Company does not have any liabilities for any material amount of escheat or unclaimed property obligation.

(y) Seller and its Subsidiaries (other than the Company) are not party to any Tax sharing agreement, Tax allocation agreement or any similar arrangement, written or oral, with the Company.

Section 3.12 Employee Benefit Plans.

(a) Section 3.12(a) of the Disclosure Letter lists all Employee Plans which the Company sponsors or maintains, or to which the Company contributes or is obligated to contribute for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Company or any spouse or dependent of such individual, or under which the Company has or may have any liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any liability (each plan that is required to be listed, a “Company Plan”). With respect to each Company Plan, the Company has made available to Buyer accurate and complete copies of each of the following, as applicable: (i) the plan document together with all amendments thereto, (ii) any summary plan descriptions, summaries of benefits and coverage, employee handbooks, and any other material written communications, (iii) in the case of any plan that is intended to be qualified under Code Section 401(a), the most recent determination or opinion letter from the IRS, and (iv) in the case of any plan for which Forms 5500 are required to be filed, the most recently filed Form 5500 (with schedules and financial statements attached).

(b) Each Company Plan (i) that is intended to be qualified under Section 401(a) of the Code has received, is entitled to rely on or has filed for a favorable determination or opinion letter to the effect that the form of such plan is so qualified or the applicable period for requesting such determination or opinion has not yet expired, and to Seller’s Knowledge nothing has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Plan; and (ii) has been established, administered and operated in all material respects in accordance with its terms and all Applicable Laws. To Seller’s Knowledge, nothing has occurred with respect to any Company Plan that has subjected or would reasonably be expected to subject the Company or, with respect to any period after the Closing, Buyer or any of its Affiliates, to a civil action or penalty under Section 502 of ERISA or to Taxes under Chapter 43 of subtitle D of the Code or Section 6055 or 6056 of the Code. As of the date of this Agreement, there is no pending or, to Seller’s Knowledge, threatened Action relating to a Company Plan, other than routine claims for benefits provided for by the Company Plan. Except as set forth on Section 3.12(b) of the Disclosure Letter, no Company Plan is maintained, sponsored, contributed to, or required to be contributed to by the Company primarily for the benefit of employees outside of the United States.

(c) None of the Company or any ERISA Affiliate of the Company (i) sponsors, maintains or contributes to or has an obligation (contingent or otherwise) to contribute to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) or any other Employee Plan subject to Title IV of ERISA, (ii) has withdrawn from any plan subject to Title IV of ERISA, (iii) has engaged in any transaction which would give rise to liability under Section 4069 or 4212(c) of ERISA, or (iv) participates in a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. No Company Plan is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code, and none of the assets of the Company or any ERISA Affiliate of the Company is, or is reasonably expected to become, the subject of any lien arising under Section 303 of ERISA or Section 430 of the Code.

(d) Except as required under (i) Section 601 et seq. of ERISA, (ii) Section 4980B of the Code, (iii) other Applicable Law, or (iv) a Company Plan that is a severance or separation pay plan, program, policy, agreement or arrangement, no Company Plan that is an “employee welfare benefit plan” (within the meaning of Section 3(1) of ERISA) that is subject to ERISA provides benefits or coverage following retirement or other termination of employment, and the Company does not have any liability to provide post-termination or retiree medical benefits to any individual or ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree medical benefits.

(e) Each Company Plan that is subject to Section 409A of the Code has been administered in all material respects in accordance with its terms and in compliance with the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance thereunder. The Company does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any Taxes incurred under Section 409A of the Code.

(f) Except as set forth in Section 3.12(f) of the Disclosure Letter, neither the execution of this Agreement nor the consummation of the Contemplated Transactions will in and of itself: (i) entitle any current or former employee, officer, director, independent contractor or consultant of the Company to severance pay, any increase in severance pay, or any other similar payment; (ii) accelerate the time of payment, funding or vesting under any Company Plan, increase the amount of any benefit, award or compensation (including stock or stock-based compensation) due to any such individual, or increase the amount payable under or result in any other material obligation pursuant to any Company Plan; (iii) result in, separately or in the aggregate, the payment of any “excess parachute payments” within the meaning of Section 280G of the Code; or (iv) require a “gross up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.

Section 3.13 Environmental Matters. Except as disclosed in Section 3.13 of the Disclosure Letter:

(a) The Company is currently, and at all times since the Lookback Date has been, in material compliance with all applicable Environmental Laws. The Company is now not, and since the Lookback Date has not been, subject to any Order related to liability under Environmental Laws. The Company does not have any liabilities of third parties under Environmental Laws assumed by Contractual Obligation.

(b) The Company has obtained and currently maintains the Environmental Permits listed on Section 3.13(b) of the Disclosure Letter (collectively, the “Company’s Environmental Permits”). The Company’s Environmental Permits: (i) constitute all of the material Environmental Permits that the Company is required to maintain under Environmental Laws for the ownership, lease, operation and use of the Business and assets of the Company as currently conducted; (ii) are in full force and effect in accordance with their respective terms and all applicable Environmental Laws; and (iii) to the Seller’s Knowledge will continue to be in full force and effect on identical terms immediately following the consummation of the transactions contemplated by this Agreement. The Company is currently, and at all times since the Lookback Date has been, in material compliance with all the terms of the Company’s Environmental Permits. Except as set forth in Section 3.13 of the Disclosure Letter, the Company’s Environmental Permits do not require transfer, consent, notification or other action to remain in full force and effect following the Closing. If such transfer, consent, notification or other action is required in connection with the Closing, to the Knowledge of the Seller, there is no reason why the Company’s Environmental Permits will not be transferred or issued subject to substantially the same conditions currently in any such permits. No action or proceeding is pending or threatened the effect of which would be to revoke, materially modify, or suspend the Company’s Environmental Permits.

(c) There are no pending or, to Seller’s Knowledge threatened Environmental Claims against the Company, and the Company has not received any (i) written Environmental Notice or Environmental Claim from any Person or Governmental Authority alleging that the Company, its business or assets, or any real property currently or formerly owned, leased, or used by the Company (including soils, groundwater, surface water, buildings and other structure located on any such real property) (A) is or may be in violation of any Environmental Law, or (B) has been contaminated with any Hazardous Materials which would reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Laws or term of any Environmental Permit by the Company; or (ii) written request(s) for information pursuant to any Environmental Law, which, in either case, remains pending or unresolved, or is the source of potential, ongoing, and/or future liabilities or requirements.

(d) Neither the Company, nor, to the Seller’s Knowledge any third party, regardless of cause, has Released any Hazardous Materials on, at or from the Real Property, or any real property formerly owned or operated by the Company, which Releases require reporting, investigation, remediation or other response by the Company, or create, or would reasonably be expected to create, any liability for the Company pursuant to Environmental Laws. To the Seller’s Knowledge, there are no Hazardous Materials present on the Real Property in a manner that violates any Environmental Law in any material respect. There are no active or abandoned storage tanks, owned or operated by the Company or, to Seller’s Knowledge, owned or operated by any other Person, located on or under the Real Property, other than those listed in Section 3.13(d) of the Disclosure Letter.

(e) The Company has made available to Buyer copies and results of all material (i) environmental reports, data, investigations, audits, records, correspondence, assessments (including Phase I environmental site assessments or Phase II assessments), risk assessments, studies, analyses, tests, monitoring, and other similar environmental documents in the possession or control of the Seller Group or the Company that are pertaining to the environmental condition of the Real Property currently or formerly owned, operated, used, or leased by the Company or used in the Business or to the compliance of the Company with Environmental Laws; (ii) true and complete copies of all the Company’s Environmental Permits; and (iii) all Environmental Notices and Environmental Claims at any time received by the Company that remain pending or unresolved.

(f) To Seller’s Knowledge, neither the Real Property nor any real property formerly owned, leased, or operated by the Company is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS or SEMS) under CERCLA, or any similar state list.

Section 3.14 Contracts.

(a) Contracts. Section 3.14 of the Disclosure Letter sets forth a list of all Contractual Obligations (other than pursuant to Company Plans) to which the Company is a party or bound by:

(i) that provide for the payment by or to the Company of more than $750,000 annually or more than $1,000,000 over the remaining life of such Contractual Obligation (other than Contractual Obligations with dealers);

(ii) that require the Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(iii) that restrict in any material respect the Company from competing in any line of business or business activity or conducting business or operating in any geographical area;

(iv) relating to any material partnership, joint venture, strategic alliance or similar arrangement;

(v) granting any exclusive rights to any dealer or supplier of the Company;

(vi) governing or evidencing material Indebtedness (including guarantees) or the granting of Liens (other than Permitted Liens) on assets of the Company (or any of its equity securities);

(vii) pursuant to which the Company licenses Company Intellectual Property from a third party (other than commercially available off the shelf Software with annual payments of $50,000 or less), or pursuant to which the Company grants rights to a third party of any Company Intellectual Property (other than licenses to customers, dealers and distributors to market and sell products entered into in the Ordinary Course of Business);

(viii) with a Top Dealer;

(ix) with any Governmental Authority;

(x) other than purchase orders entered into in the Ordinary Course of Business, that are relating to the acquisition or disposition by the Company of any business (whether by merger, consolidation or other business combination, sale of securities, sale of assets or otherwise) in the past three (3) years;

(xi) with any union, including without limitation all collective bargaining agreements;

(xii) with a Top Supplier;

(xiii) with a dealer or supplier of the Company containing any form of most favored pricing provision;

(xiv) providing for material payments to or by any Person who is not an employee of the Company based on sales, purchases or profits, other than direct payments for goods or involving a sharing of profits, losses, costs or liabilities;

(xv) relating to the lease, license, or other similar arrangement under which the Company is a lessor or lessee of real or personal property;

(xvi) evidencing the Surety Bond and any agreement or indenture relating to Indebtedness (including all performance bonds, bid bonds, security bonds, payment bonds, surety bonds and letters of credit issued by or on behalf of the Company as of the date hereof, whether or not drawn or called) or the mortgaging, pledging or otherwise placing a Lien on any asset(s) or property(ies) of the Company;

(xvii) under which the Company has advanced or loaned any other Person amounts in the aggregate exceeding $100,000 or contract under which any Person would be deemed to have Indebtedness to the Company in amounts in the aggregate exceeding $100,000;

(xviii) that are employment agreements that cannot be terminated by the Company with less than thirty (30) days’ notice or without obligation or liability to the Company;

(xix) that are severance, termination-of-service or other employment-related agreements pursuant to which the Company has a post-employment obligation to any former or current employee as of the date of Closing;

(xx) that are agreements with independent contractors or consultants (or similar arrangements) that are not cancellable without penalty or that require a notice period prior to cancellation; or

(xxi) that relate to any material Action or impose any material obligation on the Company in relation to the settlement or dismissal of a prior Action.

(b) As of the Closing, other than as set forth on Section 3.14(b) of the Disclosure Letter: (i) each Contractual Obligation disclosed or required to be disclosed on Section 3.14(a) of the Disclosure Letter (the “Disclosed Contracts”) is in full force and effect and is valid and enforceable in accordance with its terms (subject to the Enforceability Exceptions and assuming the due and valid execution thereof by the counterparties thereto); (ii) the Company is, and at all times has been, in compliance in all material respects with all applicable terms and requirements of each Disclosed Contract; (iii) to Seller’s Knowledge each other party thereto is, and at all times has been, in compliance with all applicable terms and requirements of such Disclosed Contract in all material respects; (iv) the Company has not given to or received from any other Person, any written notice or other written communication, or to the Knowledge of Seller any oral notice or other oral communication, in each case regarding any actual, alleged, possible or potential violation or breach of, or default under, any Disclosed Contract; and (v) to Seller’s Knowledge, there are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any material amounts paid or payable to or by the Company under any Disclosed Contract and no party thereto has made written demand for such renegotiation. Seller has made available to Buyer a correct and complete copy of each Disclosed Contract material and related to the operation of the Business following the Closing.

Section 3.15 Compliance with Applicable Laws. Except as set forth on Section 3.15 of the Disclosure Letter, the Company is, and since the Lookback Date has been, in compliance with all Applicable Laws in all material respects. The Company has not received any written or, to the Knowledge of the Seller, oral, notice or other communication from any Governmental Authority or any other Person regarding any actual, alleged, possible or potential material violation of, or failure to comply with, any Applicable Law by the Company, or materially violated any reporting, notice, or documentation requirements set forth in any Applicable Laws related to transportation and motor vehicle safety, including without limitation the Motor Vehicle Safety Laws. Without limiting the generality of the foregoing, neither the Company, nor its predecessors, officers, directors (or equivalent), agents, or, to the Seller’s Knowledge, other third parties acting on their behalf have, since the Lookback Date:

(a) violated in any material respect any applicable Anti-Bribery Laws, nor has any such Person, while acting for or on behalf of the Company, directly or indirectly (A) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to pay for favorable treatment for business secured, to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any of its Affiliates, or in violation of any Applicable Law, or (B) made any unlawful payment relating to political activity or to influence official action;

(b) violated in any material respect any applicable Export/Import Laws;

(c) violated in any material respect any applicable Anti-Money Laundering Laws;

(d) violated in any material respect any applicable Anti-Terrorism Laws;

(e) violated in any material respect any applicable Motor Vehicle Safety Laws;

(f) been, now or previously, a Blocked Person, and to Seller’s Knowledge none of their respective Representatives is now, or has been, a Blocked Person; and the Company, directly or indirectly, (i) does not conduct and has not conducted any business with a Blocked Person, (ii) has not contributed any funds, goods or services to or for the benefit of, or received any funds, goods or services from, any Blocked Person, (iii) has not dealt, or otherwise engaged, in any transaction relating to any property or interests in property blocked pursuant to Executive Order 13224, or (iv) has not engaged in or conspired to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law. To Sellers’ Knowledge, the Company does not promote or engage in, and has never promoted or engaged in, violence, terrorism or the destruction of any state; or

(g) violated in any material respect any reporting, notice, or documentation requirements set forth in any Applicable Laws related to transportation and motor vehicle safety, including the Motor Vehicle Safety Laws.

Section 3.16 Affiliate Transactions. Except as set forth in Section 3.16 of the Disclosure Letter, no member of the Seller Group, nor any employee, officer or director (or the equivalent) of any member of the Seller Group has any business dealings, provides any services to, or is a party to any Contractual Obligation, with the Company, other than employment arrangements in the Ordinary Course of Business, and other than business dealings or Contractual Obligations listed on Section 3.16 of the Disclosure Letter.

Section 3.17 Labor and Employment Matters.

(a) Section 3.17(a) of the Disclosure Letter lists all Persons who are employees, independent contractors or consultants of the Company as of the Closing, including any employee who is on a leave of absence of any nature, paid or unpaid, or who is on a temporary furlough or layoff, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) classification as employee or independent contractor; (iv) classification as exempt or non-exempt; (v) hire or retention date; (vi) current annual base compensation rate or contract fee; (vii) if hourly, whether the individual works overtime hours; (viii) commission, bonus or other incentive-based compensation; and (ix) a description of the fringe benefits provided to each such individual. As of the date hereof, all compensation, including wages, commissions, bonuses, fees and other compensation, payable to all employees, independent contractors or consultants of the Company for services performed on or prior to the date hereof have been paid or accrued in full.

(b) Section 3.17(b) of the Disclosure Letter identifies separately (i) all employees, independent contractors and consultants of the Company who are parties to any agreement that would obligate the Company to provide compensation, benefits, or any other material remuneration to such employee, independent contractor or consultant upon the termination of the employment or other service relationship between such employee, independent contractor or consultant, and the Company; and (ii) all current employees of the Company who, upon termination of employment, may be entitled to severance pay pursuant to a policy or practice of the Seller Group or the Company.

(c) There are no pending, or, to Seller’s Knowledge, threatened claims or proceedings against the Company asserting that the Company has committed an unfair labor practice. Since the Lookback Date, there has not been, nor, to Seller’s Knowledge, has there been any threat of, any work slowdown, lockout, stoppage, picketing or strike by or with respect to any employees of the Company with respect to the Company. No employee of the Company is represented by a labor union or similar employee representative body with respect to such employee’s employment with the Company and the Company is not a party to, or otherwise subject to, any collective bargaining agreement or other similar contract with a labor union.

(d) During the six (6) month period prior to the date of this Agreement, there has been no “mass layoff” or “plant closing” as defined in the Worker Adjustment and Retraining Notification Act of 1998 (“WARN Act”) in respect of the Company, and the Company has not been affected by any transactions or engaged in layoffs or other employment losses to trigger application of the WARN Act, or to trigger application of any state, local, or foreign law or regulation that is similar to the WARN Act.

(e) Since the Lookback Date, the Company is and has been in compliance in all material respects with all Applicable Laws pertaining to employment and employment practices, including all Applicable Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave and unemployment insurance. All individuals characterized and treated by the Company as independent contractors or consultants are properly classified and treated as independent contractors under all Applicable Laws. All employees of the Company classified as exempt under the Fair Labor Standards Act and state and local wage and hour Applicable Laws are properly classified. The Company is in compliance in all material respects with and, since the Lookback Date, has complied with all immigration laws, including Form I-9 requirements and any applicable mandatory E-Verify obligations. As of the date of this Agreement, there are no claims or proceedings pending, or to Seller’s Knowledge, threatened, against the Company, in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor, including, any charge, investigation or claim relating to unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, employee classification, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave, unemployment insurance or any other similar employment related matter arising under Applicable Laws.

Section 3.18 Litigation; Governmental Orders.

(a) Except as set forth in Section 3.18(a)(x) of the Disclosure Letter, there are no Actions (i) pending or (ii) to Seller’s Knowledge, threatened, against the Company, in each case, that have had, or would reasonably be expected to have, a Material Adverse Effect. Except as set forth in Section 3.18(a)(y) of the Disclosure Letter, to Seller’s Knowledge, no event has occurred or circumstance exists that would reasonably be expected to give rise to an Action against the Company that would have, individually or in the aggregate, a Material Adverse Effect.

(b) The Company is not subject to or bound by any Governmental Order that is material to the Business.

(c) Except as disclosed in Section 3.18 of the Disclosure Letter, during the three (3) years preceding the date of this Agreement, (i) there have been no investigations or audits notified by NHTSA, or requests for information from NHTSA, relating to the Company and (ii) NHTSA has not administered any Product Recalls with respect to the Company.

Section 3.19 Insurance. Section 3.19 of the Disclosure Letter describes: (a) any self-insurance or co-insurance arrangements that the Company partakes in or is bound by; and (b) all current policies or binders insurance owned, benefiting, held by or maintained by the Company or any member of the Seller Group benefiting the Business, including fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance, other than Company Plans (the items listed in clause (b), collectively, the “Insurance Policies”). All the Insurance Policies are valid, outstanding and enforceable, and are sufficient for compliance with all Applicable Laws and Contractual Obligations to which the Company is a party. Since the Lookback Date, the Company has not received any written refusal of coverage or any written notice, or, to Seller’s Knowledge, any oral refusal of coverage or oral notice, that a defense will be afforded with reservation of rights or any written notice of cancellation or any other written indication that any Insurance Policy is no longer in full force or effect or that the issuer of any

Insurance Policy is not willing or able to perform its obligations thereunder. There is no claim pending under any Insurance Policies as to which coverage has been denied or disputed. Each of the Company or applicable member of the Seller Group has paid all premiums due, and has otherwise performed all of its obligations, under each Insurance Policy. Section 3.19 of the Disclosure Letter sets forth, (x) for the current policy year and each of the five (5) preceding policy years, claims loss history or loss runs for each Insurance Policy with respect to the Business and (y) with respect to any other Contractual Obligation or arrangement (including any self-insurance or co-insurance arrangement) described, or required to be described, on Section 3.19 of the Disclosure Letter the claims loss history, loss runs or other detailed summary of expenditures with respect thereto with respect to the Business for the five (5) whole calendar years immediately preceding the Closing Date and for the current calendar year through January 26, 2024.

Section 3.20 No Brokers. Except as set forth in Section 3.20 of the Disclosure Letter, there are no brokerage commissions, finders’ fees or similar compensation payable in connection with the Contemplated Transactions based on any arrangement or agreement made by or on behalf of the Company or member of the Seller Group other than fees (if any) that will be paid as contemplated by this Agreement or for which the Company has no responsibility to pay.

Section 3.21 Dealers and Suppliers; Products.

(a) Section 3.21(a) of the Disclosure Letter sets forth a list of the names of the ten (10) largest dealers of the Company as measured by aggregate billings during the twelve (12) month period ended on October 31, 2023 (“Top Dealers”).

(b) Section 3.21(b) of the Disclosure Letter sets forth a list of the names of the ten (10) largest suppliers of materials, products or services to the Company as measured by aggregate dollar value of purchases by the Company from such suppliers during the twelve (12) month period ended on October 31, 2023 (“Top Suppliers”).

(c) Except as set forth in Section 3.21(c) of the Disclosure Letter, the Company is not engaged in any material dispute related to the Business with any Top Dealer or Top Supplier, and no Top Dealer or Top Supplier has (i) terminated or provided written (or to the Knowledge of Seller, oral) notice that it intends to terminate or materially alter its relationship with the Company, (ii) provided written (or to the Knowledge of Seller, oral) notice of its dissatisfaction with the products or services sold by the Company, or (iii) provided written (or to the Knowledge of Seller, oral) notice that it will or may cease to deal with the Company as a result of the consummation of the transactions contemplated hereby. Since the applicable Most Recent Balance Sheet Date, there has been no materially adverse modification or change in the business relationship of the Company, on the one hand, and any Top Dealer or Top Supplier, on the other hand, in respect of the Business, except for the expiration of Contractual Obligations in accordance with their terms.

(d) Except as set forth on Section 3.21(d)(i) of the Disclosure Letter, the Company does not have any written product or service guarantee or warranty in place, whereby the Company has agreed to provide a full or partial refund or cover or otherwise make whole any losses or claims under any contract or policy to any customer or third party in connection with such customer’s or third party’s purchase or receipt of such product or service. All finished goods of the Company, and products manufactured, sold or delivered by the Company have been in conformity in all material respects with all applicable contractual commitments and all express and implied warranties and applicable Law. Section 3.21(d)(ii) of the Disclosure Letter sets forth a listing of all warranty or service guarantee claims existing at the Closing made with respect to products manufactured or sold, or services rendered by, the Company. To Seller’s Knowledge, there is no set of facts or circumstances that would reasonably lead Seller to believe that warranty claims for products delivered prior to Closing will exceed the historical warranty reserves, which reserves are, to Seller’s Knowledge, adequate to address any such existing claims.

(e) Section 3.21(e) of the Disclosure Letter sets forth all Product Recalls with respect to any products manufactured, sold or delivered by the Company that are ongoing or that have continuing reporting obligations to NHTSA pursuant to Motor Vehicle Safety Laws on or after the date of Closing. Except for the Product Recalls identified on Section 3.21(e) of the Disclosure Letter, to Seller’s Knowledge, there is no fact or circumstance currently existing relating to any product manufactured or sold by the Company that would reasonably be expected to impose a duty to recall or warn customers or dealers of any defect.

(f) Except as set forth on Section 3.21(f) of the Disclosure Letter, there are no product liability claims that have been filed against the Company with respect to any product manufactured, sold or delivered by the Company. To Seller’s Knowledge, there is no fact or circumstance currently existing relating to any product manufactured or sold by the Company that would reasonably be expected to give rise to any liability or obligation for a product liability or similar claim for injury to a person or property.

Section 3.22 Licenses, Authorizations and Permits. Section 3.22 of the Disclosure Letter contains a complete and accurate list of each material Permit that is held by the Company or that otherwise relates to the Business. Each Permit required to be listed on Section 3.22 of the Disclosure Letter is valid and in full force and effect. With respect to each Permit listed on Section 3.22 of the Disclosure Letter: (a) the Company is and, since the Lookback Date, has been, in material compliance with all of the terms and requirements thereof; (b) to Seller’s Knowledge, no event has occurred or circumstance exists that could reasonably be expected to (with or without notice or lapse of time) (i) constitute or result (directly or indirectly) in a material violation of or a failure to comply with any term or requirement thereof, or (ii) result (directly or indirectly) in the revocation, withdrawal, suspension, cancellation, termination or modification thereof; and (c) the Company has not received any written notice or other written communication from any Governmental Authority or other Person regarding (i) any actual, alleged or potential material violation or failure to comply with any term or requirement thereof, or (ii) any actual, proposed or potential revocation, withdrawal, suspension, cancellation, termination or modification thereof. The Permits listed on Section 3.22 of the Disclosure Letter which are held by the Company collectively constitute all of the Permits necessary to conduct and operate the Business in the manner currently conducted.

Section 3.23 Solvency. No insolvency proceedings of any character, including without limitation, bankruptcy, receivership, reorganization, composition, or arrangement with creditors, voluntary or involuntary, affecting the Company are pending, or, to Seller’s Knowledge, threatened; nor has the Company made any assignment for the benefit of creditors, or taken any action in contemplation thereof, or taken any action that would constitute the basis for the institution of any such insolvency proceedings. Seller is not entering into the Agreement and

Transaction Documents, or consummating the Contemplated Transactions, with the intent to hinder, delay or defraud either present or future creditors of the Seller Group.

Section 3.24 Floorplan Guarantees; Bonding. Section 3.24(a) of the Disclosure Letter sets forth a listing of all Floorplan Guarantees and their material terms existing and in effect as of immediately prior to the Closing with respect to or related to the Company or the Business, or by which the Company is bound. Except as set forth in Section 3.24(b) of the Disclosure Letter, no amounts are currently due and owing by the Company under the Floorplan Guarantees. Section 3.24(c) of the Disclosure Letter sets forth a listing of all surety bonds, including the Surety Bond and their material terms (including the maximum amount of the surety and counterparties). Except as set forth in Section 3.24(b) of the Disclosure Letter, the Company has not had any amounts drawn or called on any surety bonds, and no security interest has been granted to support any Floorplan Guarantee or any surety bond.

Section 3.25 No Additional Representations, Etc. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE 3, AS QUALIFIED BY THE DISCLOSURE LETTER, NEITHER SELLER NOR THE COMPANY OR ANY OTHER PERSON MAKES ANY EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES REGARDING THE COMPANY OR THE CONTEMPLATED TRANSACTIONS, AND SELLER HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE CONTEMPLATED TRANSACTIONS. BUYER SHALL ACQUIRE THE COMPANY AND THE BUSINESS WITHOUT ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, IN AN “AS IS” CONDITION AND ON A “WHERE IS” BASIS, EXCEPT AS OTHERWISE EXPRESSLY REPRESENTED OR WARRANTED IN THIS ARTICLE 3, AS QUALIFIED BY THE DISCLOSURE LETTER. NEITHER SELLER NOR THE COMPANY NOR ANY OTHER PERSON SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WITH RESPECT TO (I) ANY PROJECTIONS, ESTIMATES OR BUDGETS HERETOFORE DELIVERED TO OR MADE AVAILABLE TO BUYER OR ITS COUNSEL, ACCOUNTANTS OR ADVISORS OF FUTURE REVENUES, EXPENSES OR EXPENDITURES OR FUTURE RESULTS OF OPERATIONS OF THE COMPANY OR THE BUSINESS OR (II) EXCEPT AS EXPRESSLY COVERED BY A SPECIFIC REPRESENTATION AND WARRANTY CONTAINED IN THIS ARTICLE 3, OR IN THE DISCLOSURE LETTER, AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION OR DOCUMENTS (FINANCIAL OR OTHERWISE) MADE AVAILABLE PRIOR TO EXECUTION OF THIS AGREEMENT TO BUYER OR ITS COUNSEL, ACCOUNTANTS OR ADVISORS WITH RESPECT TO THE COMPANY, THE BUSINESS OR THE CONTEMPLATED TRANSACTIONS.

Article 4
Representations and Warranties of Buyer

In order to induce Seller to enter into and perform this Agreement and to consummate the Contemplated Transactions, Buyer hereby represents and warrants to Seller as follows as of the Closing (unless a different date is referenced herein):

Section 4.01 Organization. Buyer is a limited liability company that is duly organized and validly existing under the laws of the State of Indiana. For U.S. federal Income Tax purposes, Buyer is classified as a corporation or Buyer is classified as a disregarded entity whose regarded owner is classified as a corporation.

Section 4.02 Authorization; Validity of Agreement; Necessary Action. Buyer has the company power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Buyer has taken all company actions or proceedings required to be taken by or on the part of Buyer to authorize and permit the execution and delivery by Buyer of this Agreement, the other Transaction Documents and the instruments required to be executed and delivered by it pursuant hereto, and the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the Contemplated Transactions. This Agreement has been (and each other Transaction Document, when executed and delivered, will be) duly executed and delivered by Buyer, and assuming the due authorization, execution and delivery by each of the other parties hereto or thereto, constitutes (or will constitute) the legal, valid and binding obligation of Buyer, enforceable against it in accordance with terms, subject to the Enforceability Exceptions.

Section 4.03 No Violation or Approval; Consents. Except as would be required due to the identity or nature of Seller and its Affiliates, the execution, delivery and performance of this Agreement and each other Transaction Document by Buyer, the consummation of the Contemplated Transactions by Buyer and the compliance with or fulfillment of the terms and provisions hereof and thereof by Buyer do not:

(a) require the consent, waiver, approval, order or authorization of, or filing with, any Governmental Authority, by or on behalf of Buyer, or give any Governmental Authority the right to challenge the transactions contemplated hereby;

(b) conflict with or result in a breach, violation or termination of, or acceleration of obligations under, or default under, or require the consent of any third party under (i) any Contractual Obligation or any Governmental Order or other agreement or instrument by which Buyer is bound, (ii) the Organizational Documents of Buyer or (iii) any resolution adopted by the board of directors or shareholders (or by any Person or group of Persons exercising similar authority) of Buyer; or

(c) conflict with or result in a breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute default) under any Applicable Laws to which Buyer is subject.

Section 4.04 Litigation. As of the date of this Agreement, there is no action pending or, to the knowledge of the Buyer, threatened against Buyer or that, if determined adversely to Buyer, would reasonably be expected to prevent, enjoin, alter or materially delay any of the Contemplated Transactions.

Section 4.05 Available Funds. Buyer has and will have at the Closing cash, available lines of credit or other sources of immediately available funds in an amount sufficient to enable Buyer to consummate the Contemplated Transactions pursuant to the terms of this Agreement, including to pay the Purchase Price, to pay all amounts payable by Buyer pursuant to Section

2.02(b) and to pay all fees and expenses of Buyer and its Representatives pursuant to this Agreement. Buyer has no reason to believe that the representations and warranties contained in the immediately preceding sentence will not be true at and as of the Closing Date. Buyer acknowledges that its obligations under this Agreement are not contingent or conditioned in any manner on obtaining any financing.

Section 4.06 No Brokers. There are no brokerage commissions, finders’ fees or similar compensation payable in connection with the Contemplated Transactions based on any arrangement or agreement made by or on behalf of Buyer or any of its Affiliates other than fees (if any) that will be paid as contemplated by this Agreement or for which the Seller Group has no responsibility to pay.

Section 4.07 Investigation; No Additional Representations, Etc. BUYER ACKNOWLEDGES THAT IT IS AN INFORMED AND SOPHISTICATED PARTY, AND HAS ENGAGED EXPERT ADVISORS EXPERIENCED IN THE EVALUATION AND PURCHASE OF BUSINESSES SUCH AS THE TRANSACTIONS CONTEMPLATED HEREIN. BUYER ACKNOWLEDGES THAT IT HAS UNDERTAKEN ITS OWN INVESTIGATION AND HAS CONDUCTED ITS OWN INDEPENDENT REVIEW AND ANALYSIS OF THE BUSINESSES, ASSETS, CONDITION, OPERATIONS AND PROSPECTS OF THE COMPANY. BUYER HAS BEEN PROVIDED WITH AND HAS EVALUATED SUCH DOCUMENTS AND INFORMATION AS IT HAS DEEMED NECESSARY TO ENABLE IT TO MAKE AN INFORMED AND INTELLIGENT DECISION WITH RESPECT TO THE EXECUTION, DELIVERY AND PERFORMANCE OF THIS AGREEMENT AND THE CONTEMPLATED TRANSACTIONS. BUYER ACKNOWLEDGES THAT IT HAS ENTERED INTO THIS AGREEMENT BASED UPON ITS OWN INSPECTION, EXAMINATION AND DETERMINATION WITH RESPECT TO THE BUSINESSES OF THE COMPANY AS TO ALL MATTERS AND WITHOUT RELIANCE UPON ANY EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES OF ANY NATURE MADE BY OR ON BEHALF OF OR IMPUTED TO SELLER OR THE COMPANY OR ANY OTHER PERSON, EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE 3, AS QUALIFIED BY THE DISCLOSURE LETTER. BUYER ACKNOWLEDGES THAT, EXCEPT AS PROVIDED IN ARTICLE 3, AS QUALIFIED BY THE DISCLOSURE LETTER, NONE OF SELLER, THE COMPANY OR ANY OF THEIR RESPECTIVE AFFILIATES, NOR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, STOCKHOLDERS, PARTNERS, MEMBERS OR REPRESENTATIVES, OR ANY OTHER PERSON, HAS MADE, OR IS MAKING, AND BUYER IS NOT RELYING AND HAS NOT RELIED ON, ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY OF ANY NATURE WHATSOEVER TO BUYER AND NO SUCH PARTY SHALL BE LIABLE IN RESPECT OF THE ACCURACY OR COMPLETENESS OF ANY INFORMATION PROVIDED TO BUYER. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, BUYER ACKNOWLEDGES THAT NEITHER SELLER NOR THE COMPANY NOR ANY OTHER PERSON IS MAKING OR HAS MADE ANY REPRESENTATION OR WARRANTY WITH RESPECT TO (I) ANY PROJECTIONS, ESTIMATES OR BUDGETS DELIVERED TO OR MADE AVAILABLE TO BUYER OF FUTURE REVENUES, FUTURE RESULTS OF OPERATIONS (OR ANY COMPONENT THEREOF), FUTURE CASH FLOWS OR FUTURE FINANCIAL CONDITION (OR ANY COMPONENT THEREOF) OF THE COMPANY OR THE FUTURE BUSINESS AND OPERATIONS OF THE COMPANY OR (II) ANY OTHER INFORMATION OR

DOCUMENTS (INCLUDING ANY CONFIDENTIAL INFORMATION MEMORANDUM, MANAGEMENT PRESENTATION, TEASERS OR THE LIKE) MADE AVAILABLE TO BUYER (OR ITS COUNSEL, ACCOUNTANTS OR ADVISORS) WITH RESPECT TO THE COMPANY OR ITS BUSINESS OR OPERATIONS (INCLUDING AS TO THE ACCURACY OR COMPLETENESS OF ANY SUCH INFORMATION OR DOCUMENTS), EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE 3.

Article 5
Certain Post-closing covenants

Section 5.01 Access. From the Closing until the seventh (7th) anniversary of the Closing Date, Buyer shall, and agrees to cause the Company to, preserve and keep all books and records relating to the accounting, legal, Tax, regulatory, business and financial affairs of the Business, which, as of the Closing, the Company has physical possession of or are electronic records stored on devices that the Company owns and has physical possession of; provided that nothing in this Section 5.01 shall require any Person to pay any licensing fees or other similar fee or expense to retain access to any electronic records that as of the Closing are held by a third party (e.g. related to an ERP system). Buyer shall, and agrees to cause the Company to, from and after the Closing, afford promptly to the Seller Group and their counsel, financial advisors, auditors and other authorized Representatives reasonable access to their properties, books, records (including Tax records, but excluding any Combined Tax Return or associated work papers), and employees; provided, that any such access by a member of the Seller Group and its counsel, financial advisors, auditors and other authorized Representatives will not unreasonably interfere with the conduct of the business of Buyer.

Section 5.02 Director and Officer Insurance. As of the date hereof, the Company has obtained and has effective a “tail” directors’ and officers’ insurance policy that provides coverage for a claims period of at least six (6) years from and after the Closing with respect to claims arising from acts, events or omissions that occurred at or prior to the Closing, on terms substantially comparable to the directors’ and officers’ insurance policy or policies covering the Company prior to the Closing (“D&O Policy”). For the avoidance of doubt, from and after the Closing, the D&O Policy shall be primary coverage with respect to any matters covered by the D&O Policy, and the Company (including its directors, officers and employees) shall no longer have a right to claim any benefits or coverage under, or to seek benefits or coverage from or under, REV’s existing directors’ and officers’ insurance policy or policies (the “REV D&O Policy Coverage”).

Section 5.03 Employee Matters.

(a) During the period commencing immediately after the Closing and ending on the date that is six (6) months after the Closing Date, except as otherwise required by Applicable Law, subject to Buyer’s business needs and the business needs of the Company, Buyer shall, or shall cause one of its Subsidiaries (including the Company) to, use its reasonable efforts to provide each employee of the Company that continues to be employed with the Company from and after the Closing (each, a “Continuing Employee”), with (i) base compensation or hourly wage rate, as applicable that is economically similar to such base compensation or hourly wage rate provided to similarly situated employees of Buyer, (ii) target cash incentive compensation that is economically similar to the target cash incentive compensation for which similarly situated employees of Buyer would be eligible, and (iii) employee benefits that are economically similar to the employee benefits that Buyer provides to similarly situated employees, provided, however, that nothing in this Agreement shall be deemed to limit the right of Buyer or its Subsidiaries (including the Company) to terminate the employment of any Continuing Employee at any time or construed as altering the at-will nature of any Continuing Employee’s employment, and provided, further, that nothing in this Agreement shall be deemed to limit the right of Buyer or its Subsidiaries (including the Company) to (x) change or modify the terms and conditions of employment for any Continuing Employee, or (y) change, modify or terminate any employee benefit plan or arrangement in accordance with its terms.

(b) Buyer shall, or shall cause one of its Subsidiaries to, credit all service of all Continuing Employees with the Company, or any predecessor entity thereto, prior to the Closing for all purposes (including for purposes of participation, coverage, vesting and level of benefits) under all employee benefit plans of Buyer or its Subsidiaries (collectively, “Buyer Benefit Plans”) in which Continuing Employees may be eligible to participate after the Closing to the extent permitted under the provisions of the applicable Buyer Benefit Plan, except (i) where such crediting would result in duplication of benefits, or (ii) where such service was not credited under the corresponding Company Plan. Buyer shall, or shall cause one of its Subsidiaries to, use commercially reasonable efforts to cause such Buyer Benefit Plans to provide credit for any co-payments or deductibles and maximum out-of-pocket payments made by employees under the corresponding Company Plan during the plan year in which the Closing occurs and waive all pre-existing condition exclusions and waiting periods, other than to the extent of limitations or waiting periods that had not been satisfied under the corresponding Company Plan, to the extent permitted under the provisions of the applicable Buyer Benefit Plan. Buyer shall recognize, or cause the Company to recognize, vacation days and other paid time off entitlements previously accrued and reserved for by the Company immediately prior to the Closing under the corresponding Company Plan.

(c) The parties hereto acknowledge and agree that all provisions contained in this Section 5.03 are included for the sole benefit of the respective parties hereto and shall not create any right, express or implied, including any third party beneficiary right, (i) in any other Person, including any current or former employee or any participant or any beneficiary thereof (or any legal representative thereof) in any Company Plan or Buyer Benefit Plan, or (ii) to employment or continued employment on any term or condition of employment with Buyer or the Company. Nothing contained in this Section 5.03 is intended to be or shall be considered to be an amendment or adoption of any plan, program, agreement, arrangement or policy of Buyer or the Company, or to restrict Buyer’s and the Company’s ability to terminate the employment, or change the terms and conditions of the employment, of any employee of the Company for any reason, provided that the Company shall be subject to the provisions of this Section 5.03.

Section 5.04 R&W Insurance Policy. Buyer shall cause the buyer-side representation and warranty insurance policy (the “R&W Insurance Policy”) to expressly provide that (a) the insurer thereunder waives and agrees not to pursue, directly or indirectly, any subrogation rights against the Seller Group (other than in connection with Fraud) with respect to any claim made by any insured thereunder, (b) the insurer thereunder agrees to cause the R&W Insurance Policy to provide that the Seller Group is a third party beneficiary of such waiver, and (c) the insurer thereunder agrees that Buyer shall have no obligation to pursue any claim against the Seller Group

(other than in connection with Fraud) in connection with any loss thereunder. Buyer shall not (whether prior to, or following, the Closing) amend, terminate or modify the R&W Insurance Policy in a manner that would adversely affect the Seller Group without the prior written consent of Seller.

Section 5.05 Cooperation in Reporting Obligations.

(a) For a period of six (6) months following the Closing (the “Post-Closing Cooperation Period”), REV shall (and shall cause its Subsidiaries to), at Buyer’s sole cost and expense (provided, that REV shall not charge Buyer for internal administrative costs incurred by REV in line with past practice in connection with the provision of the Cooperation Services), cooperate in good faith with Buyer and the Company regarding the reporting obligations pursuant to the Motor Vehicle Safety Laws relating to the Company, including but not limited to the reporting obligations with respect to the Product Recalls identified in Section 3.21(c) of the Disclosure Letter and early warning reporting, and shall promptly (in advance of the applicable reporting deadline) deliver to Buyer any and all information reasonably necessary to complete and comply with such required reporting during the Post-Closing Cooperation Period (collectively, the “Cooperation Services”).

(b) Notwithstanding anything to the contrary in this Section 5.05, during the Post-Closing Cooperation Period, neither REV nor any of its Subsidiaries shall be obligated to (i) provide any Cooperation Services to Buyer pursuant to this Section 5.05 beyond those that are specified in Section 5.05(a), or (ii) in the provision of such Cooperation Services: (A) hire any employees, or require or commit more employees to provide Cooperation Services to Buyer than provided such services to the Company historically; (B) maintain the employment of any specific employee; or (C) pay any out-of-pocket costs related to the transfer or conversion of the data of REV or its Subsidiaries to Buyer or the Company. Notwithstanding anything to the contrary in this Section 5.05, REV and its Subsidiaries shall not be required to perform under the terms of this Section 5.05 to the extent and for so long as such performance (x) would require REV (or any of its Subsidiaries or their respective designated third parties) to violate any Applicable Law, (y) would result in the breach of any applicable Contractual Obligation, or (z) would jeopardize the attorney-client privilege of REV or any of its Subsidiaries or violate any confidentiality obligations that REV or any of its Subsidiaries are bound by or subject to.

Article 6
Covenants of Buyer and Seller

Section 6.01 Public Announcements. Seller and Buyer agree to communicate with each other and cooperate with each other prior to any public disclosure with respect to this Agreement or the Contemplated Transactions following the Closing. Without the consent of the other, which consent will not be unreasonably withheld, delayed or conditioned, neither Seller, on the one hand, nor Buyer, on the other hand, will issue or make any report, statement or release to the public (including employees, customers, dealers and suppliers of the parties) with respect to this Agreement or the Contemplated Transactions, except for filings required by Applicable Law, including applicable securities laws, and any listing agreement with a national securities exchange and related investor disclosures (after the initial disclosure of the Contemplated Transactions as described above).

Section 6.02 Tax Matters.

(a) Transfer Taxes. Seller shall be responsible for and shall pay all Transfer Taxes, and the party with the legal obligation to do so shall timely file all Tax Returns relating to Transfer Taxes. Buyer and Seller shall cooperate in good faith and use commercially reasonable efforts to reduce or otherwise eliminate any such Transfer Taxes.

(b) Tax Returns.

(i) Seller shall, at its sole cost and expense, prepare and timely file all Combined Tax Returns and include all income of the Company (including any deferred items triggered into income by Treasury Regulations Section 1.1502-13 and any excess loss account taken into income under Treasury Regulations Section 1.1502-19) for all periods through the Closing Date (“Seller’s Combined Tax Returns”) and timely pay any Taxes attributable to such income. Seller shall prepare and file (or cause to be prepared and filed) all Seller’s Combined Tax Returns in a manner consistent with past practices (except as otherwise required by applicable Law) and in accordance with the Allocation Schedule.

(ii) Seller shall, at its sole cost and expense, prepare all Income Tax Returns of the Company for any Pre-Closing Tax Period or Straddle Period that are first due after the Closing (taking into account any extensions) (such Income Tax Returns, other than Combined Tax Returns which are governed by Section 6.02(b)(i), “Separate Income Tax Returns”). All Separate Income Tax Returns shall be prepared in a manner consistent with past practice (unless otherwise required by Applicable Law); provided that any such Tax Return, to the extent applicable, will allocate any applicable current Tax deductions of the Company resulting from Transaction Expenses to the Pre-Closing Tax Period ending on the Closing Date to the extent both (A) included in the Final Purchase Price and (B) “more likely than not” permitted by Applicable Law as a current deduction of the Company. No later than thirty (30) days prior to the due date (including extensions) for filing any such Separate Income Tax Return, Seller shall deliver such Tax Return to Buyer for its review, comment and approval. Seller shall make all such changes as are reasonably requested by Buyer (with, for the avoidance of doubt, any dispute regarding such changes being subject to the provisions of Section 6.02(b)(v)). Buyer shall timely file all such Tax Returns on or prior to the due date (including extensions) for filing such Tax Returns.

(iii) Seller shall, at the sole cost and expense of Buyer, prepare all non-Income Tax Returns of the Company for any (A) Pre-Closing Tax Period or (B) Straddle Period that ends no later than the first Business Day following the Closing Date, in each case, that are first due after the Closing (taking into account any extensions), solely to the extent such non-Income Tax Returns are with respect to the Company’s employees or the employer portion of any employment or payroll taxes related to such employees, or any withholding with respect thereto (e.g., IRS Form W-2 reporting) (“Employment Tax Returns”). All Employment Tax Returns shall be prepared in a manner consistent with past practice (unless otherwise required by Applicable Law). Seller shall timely file (or cause to be filed) all Employment Tax Returns; provided, that Buyer shall execute any necessary power of attorney to permit Seller to file such Employment Tax Returns. Upon receipt of notice from

Seller, Buyer shall promptly reimburse Seller for any reasonable out of pocket costs or expenses that Seller (or any Affiliate of Seller) incurred in connection with preparing any Employment Tax Returns.

(iv) Buyer shall, at its sole cost and expense, prepare and timely file, or cause to be prepared and timely filed all non-Income Tax Returns of the Company for any Straddle Period (other than any Employment Tax Returns). All such Tax Returns shall be prepared in a manner consistent with past practice (unless otherwise required by Applicable Law). No later than thirty (30) days prior to the due date (including extensions) for filing any such Tax Return, Buyer shall deliver the Tax Return to Seller for its review, comment and approval. Buyer shall make all such changes as are reasonably requested by Seller. Buyer shall timely file all such Tax Returns on or prior to the due date (including extensions) for filing such Tax Returns. Notwithstanding the foregoing, Seller’s right to review, comment and approve any Tax Return prepared by Buyer pursuant to this Section 6.02(b)(iv), and Buyer’s obligation to deliver drafts of any such Tax Return to Seller prepared pursuant to this Section 6.02(b)(iv) will terminate upon the final determination of the Final Closing Statement pursuant to Section 2.04.

(v) To the extent there is any dispute with respect to the preparation of any Tax Return prepared pursuant to Section 6.02(b), the parties shall cooperate in good faith to resolve such dispute, and, if such dispute cannot be resolved within ten (10) days, such dispute shall be resolved by an independent accounting firm mutually agreed to Buyer and Seller, whose decision shall be final and binding on the parties (and reflected on the Allocation Schedule), and whose expenses shall be borne in inverse proportion to how the final determination compares to the respective positions of Buyer and Seller. To the extent any such Tax Return is due (including extensions) prior to the resolution of any applicable dispute, such Tax Return will be filed in the manner that Buyer deems correct; provided that following the resolution of such dispute, Buyer shall, to the extent necessary, amend such Tax Return to reflect the resolution of such dispute (including, if necessary, the determination of the applicable independent accounting firm).

(c) Buyer Tax Act. From and after the Closing, except as otherwise required by Applicable Law, Buyer shall not, and shall cause the Company not to, (i) amend any Tax Returns of the Company to the extent such Tax Returns relate to any Pre-Closing Tax Period (or portion thereof), (ii) make, change or revoke any Tax election that has retroactive effect to any taxable period of the Company that ends on or before the Closing Date, (iii) enter into any voluntary disclosure agreement (or similar agreement or proceeding) with any taxing authority for any taxable period of the Company that ends on or before the Closing Date, or (iv) waive any carryback of any net operating loss, capital loss or credit arising in a Pre-Closing Tax Period (and Buyer shall cause the Company to waive the carryback to a Pre-Closing Tax Period of any net operating loss, capital loss or credit arising in a tax period other than a Pre-Closing Tax Period) on any Tax Return that relates to any Pre-Closing Tax Period.

(d) Tax Proceedings. In the event of any Action relating to Taxes or Tax Returns of the Company with respect to any Pre-Closing Tax Period (a “Tax Proceeding”), Buyer shall inform Seller of such Tax Proceeding as soon as reasonably practicable but in any event within ten (10) Business Days after the receipt by Buyer of notice thereof, provided that the failure of Buyer to timely give such notice shall not relieve Seller of its obligations under this Agreement except to the extent that Seller is actually adversely prejudiced thereby. Seller shall at its own expense control any such Tax Proceeding that is either (i) solely with respect to a tax period of the Company ending on or prior to the Closing Date or (ii) is with respect to a Combined Tax Return. Buyer shall have the right, at its own expense, to participate in any Tax Proceeding described in clause (i) of the prior sentence, and Seller shall keep Buyer reasonably informed regarding such Tax Proceeding. Seller may not settle or otherwise resolve any such Tax Proceeding described in the preceding sentence without Buyer’s consent (which consent shall not be unreasonably withheld, conditioned or delayed). Buyer shall control any Tax Proceeding with respect to any Straddle Period. Seller shall have the right but not the obligation to participate in any such Tax Proceeding at its own expense and Buyer shall keep Seller reasonably informed regarding such Tax Proceeding. Buyer may not settle or otherwise resolve any such Tax Proceeding described in the preceding sentence without Seller’s consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided that Seller shall have no rights with respect to any Tax Proceeding controlled by Buyer pursuant to this Section 6.02(d) if the settlement or compromise of such Tax Proceeding would not reasonably be expected to result in a Loss subject to indemnification pursuant to Section 7.02(a).

(e) Section 338.

(i) Buyer shall join in making a timely election under Code section 338(h)(10) (and any corresponding election under state, local, or foreign law) (a “338 Election”) for the Company in connection with Buyer’s purchase of the Securities. Each 338 Election will be effected in accordance with the Allocation Schedule. Seller and Buyer shall, within ten (10) days prior to the date such forms are required to be filed under Applicable Law, exchange completed and executed copies of IRS Forms 8023 and 8883, required schedules thereto, and any similar state, local or foreign forms. The completed and executed IRS Form 8883 shall reflect the Allocation Schedule agreed to by Seller and Buyer pursuant to Section 6.02(g). Seller and Buyer shall report the purchase and sale of the Securities consistent with the treatment of the purchase of the Securities as a “qualified stock purchase” and consistent with the 338 Election and shall take no position inconsistent therewith in any Tax Return, any proceeding before any Taxing Authority or otherwise. Buyer shall timely file such IRS Form 8023 and 8883 (and another Tax Returns required to be filed pursuant to effecting any applicable 338 Election) and shall provide copies of each such Form to Seller.

(ii) Buyer, Seller, the Company, and each of their respective Affiliates intend, for U.S. federal and similar or analogous U.S. state or local Income Tax purposes, that (A) this Agreement and the Distribution are part of the Contemplated Transactions, (B) Buyer and Seller will jointly make the 338 Election pursuant to this Section 6.02(e), (C) this Agreement constitutes a “plan of liquidation” (within the meaning of Section 332 of the Code) of the Company pursuant to effecting the 338 Election and (D) the Distribution will be treated as a liquidating distribution from the Company to the Seller that is part of the Company’s “plan of liquidation” and that will be governed by Section 332 of the Code, consistent with Treasury Regulation Section 1.338(h)(10)-1(e), Example 2 (clause (A), (B), (C) and (D), together, the “Intended Tax Treatment”). Notwithstanding anything to the contrary in this Agreement, Buyer, Seller, the Company and each of their respective

Affiliates shall file all applicable Tax Returns consistent with the Intended Tax Treatment, unless otherwise required pursuant to a “determination” within the meaning of Section 1313 of the Code.

(f) Tax Year; Straddle Allocation. The parties hereto shall treat the taxable year of the Company as ending on the Closing Date where required or allowable by Applicable Law and, except as provided under the “next day rule” of Treasury Regulations Section 1.1502-76, shall allocate income to the period ending on the Closing Date based on a closing of the books as of the Closing Date. The parties hereto agree that no ratable allocation election under Treasury Regulations Section 1.1502-76(b)(2)(ii) or any other similar Applicable Law shall be made with respect to Buyer’s purchase of the Securities. For purposes of this Agreement, in the case of any Straddle Period, the parties hereto will, to the extent permitted under Applicable Law, elect with the relevant Taxing Authority to treat for all purposes the Closing Date as the last day of the taxable year or period of the Company. In any case where Applicable Law does not permit the Company to treat the Closing Date as the last day of the taxable year or period with respect to Taxes that are payable with respect to a Straddle Period, the allocation of Tax liability shall be made as follows: (a) in the case of ad valorem (real property and personal property) Taxes of the Company, Taxes attributable to the Pre-Closing Tax Period shall include the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the portion of such Straddle Period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period; and (b) in the case of any other Taxes of the Company (including Taxes arising as a result of an inclusion under Sections 951 or 951A of the Code), Taxes attributable to the Pre-Closing Tax Period shall include the amount of Taxes for the portion of a Straddle Period ending on the Closing Date, determined based on an interim closing of the books as of the Closing (and for such purpose, the Tax period of any partnership or other pass-through entity in which the Company holds a beneficial interest shall be deemed to terminate at such time). Notwithstanding the foregoing, (i) any income or gain of the Company that relates to the Closing and (ii) any income or gain of the Company that results from any action taken on the Closing Date by any party at the direction of Seller will be allocated to the Pre-Closing Tax Period.

(g) Cooperation. The parties shall promptly furnish to each other such information as the other party may reasonably request with respect to Tax matters relating to the Company for any taxable period beginning before the Closing Date, including by providing access to relevant books and records and making employees available to provide additional information and explanation of any materials provided hereunder (but excluding any Combined Tax Return or any associated work papers). The parties shall reasonably cooperate, and cause their Subsidiaries to reasonably cooperate, with any reasonable request of the other party in connection with the preparation of any Tax Returns pursuant to this Section 6.02 and in connection with any Tax Proceeding. Notwithstanding Section 5.01, the parties shall retain all books and records with respect to Tax matters pertinent to the Business until the expiration of the statute of limitations (taking into account any extensions thereof) applicable to such taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority.

(i) Following the Closing, Buyer shall prepare a final allocation of the Purchase Price (and other items treated as consideration for Tax purposes) and other relevant items (determined in accordance with Code section 338) among the assets of the Company deemed to have been acquired as a result of the 338 Election (the “Section 338(h)(10)

Allocation”) (the “Allocation Schedule”). The Allocation Schedule shall be prepared in accordance with Applicable Law, including Sections 338 and the Treasury Regulations promulgated thereunder, and the methodology set forth on Section 6.02(g)(i) of the Disclosure Letter (the “Allocation Methodology Schedule”).

(ii) Buyer shall deliver the Allocation Schedule to Seller within sixty (60) days after the final determination of the Final Closing Statement pursuant to Section 2.04 for Seller’s review and comment. If, within twenty (20) days following the delivery of the Allocation Schedule, Seller does not notify Buyer in writing that Seller disputes any calculation in the Allocation Schedule, the Allocation Schedule delivered by Buyer shall be binding among Buyer, Seller and the Company. If, within twenty (20) days following the delivery of the Allocation Schedule, Seller notifies Buyer in writing that Seller disputes any calculation in the Allocation Schedule, Buyer and Seller shall cooperate in good faith to resolve such dispute. If Buyer and Seller so resolve such dispute, then the Allocation Schedule resulting therefrom shall be binding among Buyer, Seller and the Company. If Buyer and Seller fail to reach an agreement within ten (10) days after Buyer notifies Seller of such dispute, Buyer and Seller shall bring all disputes relating to the preparation of such allocation to a mutually agreeable independent accounting firm for resolution, whose decision shall reflect the methodology set forth on the Allocation Methodology Schedule and be final and binding on the parties (and reflected on the Allocation Schedule), and whose expenses shall be borne in inverse proportion to how the final determination compares to the respective positions of Buyer and Seller. Pending the resolution of such dispute, the parties may file Tax Returns in a manner consistent with the Allocation Schedule prepared by Buyer, and parties that have submitted Tax Returns in a manner inconsistent with such decision shall promptly file amended returns reflecting such decision.

(iii) In the event of an adjustment to the Purchase Price (for Tax purposes) among the assets of the Company, Buyer shall prepare a revised Allocation Schedule for Seller’s review and comment in accordance with the principles and procedures of this Section 6.02(g). Any disputes with respect to such amended Allocation Schedule (which, for the avoidance of doubt, shall be limited to items reflecting such adjustment to the Purchase Price) shall be resolved in accordance with the principles and procedures of this Section 6.02(g). Buyer, Seller and the Company shall report, act and file their respective Tax Returns in accordance with the Allocation Schedule and any adjustments thereto and shall not take any position on a Tax Return except upon a contrary final determination by an applicable Taxing Authority. Seller shall timely and properly prepare, execute, file and deliver all such documents, forms and other information as Buyer may reasonably request to prepare the Allocation Schedule and any adjustments thereto.

(h) Tax Refunds. Any cash Tax refunds (including, interest paid in cash thereon) of Taxes of the Company for any Pre-Closing Tax Period of the Company (excluding any refunds or interest arising as a result of a carryback from any taxable period (or portion thereof) beginning after the Closing Date) that are actually received by the Company prior to the second (2nd) anniversary of the Closing Date will be for the benefit of Seller, and Buyer will wire (or cause to be wired) the amount of any such refund as directed by Seller within ten (10) days of actual receipt of such cash; provided that Buyer shall not be required to pay over to Seller any such refund if and to the extent that such amount was taken into account in calculating Indebtedness or Closing Working Capital in the Final Closing Statement. Such payments to Seller under this Section 6.02(h) shall be net of (i) any reasonable out-of-pocket costs associated in obtaining such refund, (ii) any Taxes actually borne by Buyer, the Company, or any of their respective affiliates or direct or indirect equityholders as a result of the receipt and payment of such refund (such as federal Taxes on state Tax refunds), and (iii) any Tax withheld and paid to the applicable Governmental Authority on such payment. At the reasonable request of Seller and, at Seller’s sole cost and expense, the Company shall promptly file for and obtain any refunds to which Seller is entitled hereunder. If there is a subsequent reduction by the applicable Taxing Authority (or by virtue of a change in applicable Tax Law) of any amounts with respect to which a payment has been made to Seller, then Seller shall promptly pay to Buyer an amount equal to such reduction plus any interest and penalties imposed by a taxing authority with respect to such reduction.

Section 6.03 Non-Competition. For a period of five (5) years immediately following the Closing Date, REV shall not, and REV shall cause each of its Subsidiaries from time to time (which, for the avoidance of doubt, shall not include the Company) (REV and all such Subsidiaries (other than the Company), collectively, the “Seller Restricted Parties”) not to, directly or indirectly (whether as owner, partner, member, manager, investor, consultant, agent, employee, co-venturer or otherwise) within the Territory own, manage, operate, control, render services for, be employed by, or otherwise engage or participate in the operation of (other than on behalf of Buyer) the Business. Notwithstanding the provisions of this Section 6.03, nothing in this Agreement shall preclude, prohibit or restrict the Seller Restricted Parties from engaging in any investment, purchase or acquisition of a business or businesses that derives no more than fifteen percent (15%) of its revenues from an activity that violates this Section 6.03, so long as, as soon as reasonably practicable, and in any event within twelve (12) months after the consummation of such acquisition, REV either completely disposes of (subject to REV providing prior written notice to Buyer of REV’s intention to sell or otherwise dispose of such portion of the acquired business), or otherwise shuts down and ceases the operation of, the portion of the acquired business that violates this Section 6.03.

Section 6.04 Non-Solicitation.

(a) For a period of sixty (60) days immediately following the Closing Date, the Seller Restricted Parties shall not, and REV shall cause each Seller Restricted Party not to, directly or indirectly (on its own behalf or that of any other Person):

(i) hire, employ, or engage, or participate in the hiring, employment, or engagement of, any Person who is an employee of the Company, and who has (A) access to or possesses any information that would give a competitor an unfair advantage and/or (B) developed goodwill with the Company’s customers that would give a competitor an unfair advantage,

(ii) solicit, induce, or influence any employee described under clause (i) hereof to discontinue, reduce, or otherwise change in any manner adverse to the interests of the Company the nature or extent of such employment relationship with the Company, or

(iii) solicit, induce, or influence any other Person with a business relationship with the Company to discontinue, reduce, or otherwise change in any manner adverse to the interests of the Company the nature or extent of such business relationship.

(b) For a period of sixty (60) days immediately following the Closing Date, Parent, Buyer and the Company shall not (on their own behalf or that of any other Person), directly or indirectly (including without limitation through a Subsidiary):

(i) hire, employ, or engage, or participate in the hiring, employment, or engagement of, any Person who is an employee of Seller, and who has (A) access to or possesses any information that would give a competitor an unfair advantage and/or (B) developed goodwill with Seller’s customers that would give a competitor an unfair advantage,

(ii) solicit, induce, or influence any employee described under clause (i) hereof to discontinue, reduce, or otherwise change in any manner adverse to the interests of Seller the nature or extent of such employment relationship with Seller, or

(iii) solicit, induce, or influence any other Person with a business relationship with Seller to discontinue, reduce, or otherwise change in any manner adverse to the interests of Seller the nature or extent of such business relationship.

(c) Notwithstanding anything stated in this Section 6.04 to the contrary, a general solicitation that is not directed specifically to any employee described herein shall not be deemed a violation of the foregoing restrictions on solicitation and nothing in this Section 6.04 shall prevent Buyer or Seller from hiring any employee whose employment has been terminated by the employee.

Section 6.05 Non-Solicitation of Senior Management.

(a) Notwithstanding Section 6.04(a) above, for a period of two (2) years immediately following the Closing Date, the Seller Restricted Parties shall not, and REV shall cause each Seller Restricted Party not to (on its own behalf or that of any other Person), directly or indirectly:

(i) hire, employ, or engage, or participate in the hiring, employment, or engagement of, any Person who, at any point during the time period starting three (3) months prior to this Agreement through the Closing, was employed by the Company with the title of “Director” or above (each a “Senior Management Employee”), or

(ii) solicit, induce, or influence any Senior Management Employee to discontinue, reduce, or otherwise change in any manner adverse to the interests of the Company the nature or extent of such employment relationship with the Company.

(b) Notwithstanding anything stated in this Section 6.05 to the contrary, a general advertisement or solicitation of a job opening or employment opportunity that is not directed specifically to any employee described herein, or the hiring of any Senior Management Employee (other than the individual listed in Section 6.05(b) of the Disclosure Letter) that responds to any such general advertisement or solicitation of a job opening or employment opportunity, shall not be deemed a violation of the foregoing restrictions on hiring or solicitation set forth in Section 6.05(a).

Section 6.06 Confidentiality.

(a) Seller and REV shall, and shall cause each of the Seller Restricted Parties to, hold, and shall use commercially reasonable efforts to cause its and their Representatives to hold, in confidence any and all information, whether written or oral, concerning the Business or the Company (“Company Confidential Information”), except to the extent that such information: (i) is generally available to and known by the public through no fault of the Seller Group, or their respective Representatives; or (ii) is lawfully acquired by the Seller Group, or their respective Representatives, from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If the Seller Group, or their respective Representatives, are compelled to disclose any such information by judicial or administrative process or by other requirements of Applicable Law, to the extent legally permissible, Seller shall promptly notify Buyer in writing and shall (and shall only permit a Representative to) disclose only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed; provided, however, that Seller shall use commercially reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. Notwithstanding the foregoing, nothing in this Section 6.06 or in Section 6.01 shall prohibit any party from disclosing Company Confidential Information (i) to any Affiliate, partner, member, related investment fund or financing source of such party and their respective Representatives, in each case in the Ordinary Course of Business, or (ii) as such party may reasonably conclude may otherwise be required by any Governmental Authority, Law or legal, judicial or regulatory process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system, including for the purpose of complying with the Securities Act of 1933, the Securities Exchange Act of 1934 or any successor Applicable Law, and the rules and regulations issued pursuant thereto, provided that such disclosure is limited to the information reasonably required to comply with such Applicable Law.

(b) Seller and Buyer agree that this Agreement, the terms and conditions of this Agreement, the other agreements and transactions contemplated thereby and any information concerning a party or its Affiliates made available to the other party in connection with the Contemplated Transactions (the “Confidential Information”) shall be kept confidential and shall not be disclosed or otherwise made available to any other Person for a period of two (2) years following the date of this Agreement; provided, however, that (a) a party may disclose the Confidential Information (x) to its Affiliates and its and their respective Representatives and financing sources in connection with the negotiation and consummation of the Contemplated Transactions, (y) to any Affiliate, partner, member, related investment fund or financing source of such party and their respective Representatives, in each case in the Ordinary Course of Business or (z) as such party may reasonably conclude may otherwise be required by any Governmental Authority, Law or legal, judicial or regulatory process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system, including for the purpose of complying with the Securities Act of 1933, the Securities Exchange Act of 1934 or any successor Applicable Law, and the rules and regulations issued pursuant thereto; (b) the acts and omissions of any Person to whom such party may disclose the Confidential Information pursuant to clauses (x) and (y) of the preceding proviso (a) shall be attributable to such party for purposes of determining such party’s compliance with this Section 6.06(b); (c) after the Closing Date, Buyer shall not be subject to the confidentiality obligations set forth in this Section 6.06(b) with respect to any Confidential Information concerning the Company or the Business; and (d) the information subject to this Section 6.06(b) shall not include any information which at the time of disclosure is or thereafter becomes (i) generally available to the public other than as a result of disclosure in violation hereof, (ii) available to a party or its Representatives on a non-confidential basis from a source other than another party to this Agreement, which source is not known by such recipient party to be bound by a confidentiality agreement with another party to this Agreement, (iii) already in a party or such party’s Representatives’ possession or (iv) independently developed by a party or its Representatives without violating its obligations hereof.

Section 6.07 Enforcement of Restrictive Covenants. Seller (on behalf of itself and its Subsidiaries), on the one hand, and Buyer (on behalf of itself and its Subsidiaries), on the other hand, covenant and agree that (a) its and their agreement to the covenants contained in Sections 6.03, 6.04, 6.05, and 6.06 are a material condition of the other parties’ willingness to enter into this Agreement and consummate the Contemplated Transactions, (b) the covenants contained in Sections 6.03, 6.04, 6.05, and 6.06 are necessary to protect the goodwill, confidential information, trade secrets and other legitimate interests of Buyer, Seller and each party hereto, and any breach of such covenants would result in irreparable damage to such party, (c) in addition and not in the alternative to any other remedies available to it, each party shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by any party of any such covenants, without having to post a bond or other security, together with an award of its reasonable attorneys’ fees incurred in enforcing its rights hereunder, (d) the applicable restricted period shall be tolled, and shall not run, during the period of any breach by such Person of any such covenants, (e) no breach of any provision of this Agreement shall operate to extinguish any party’s obligation to comply with Sections 6.03, 6.04, 6.05, or 6.06, and (f) in the event that the final judgment of any court of competent jurisdiction declares any term or provision of Sections 6.03, 6.04, 6.05, and/or 6.06 to be invalid or unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, that such term or provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by Applicable Law.

Section 6.08 Insurance Matters.

(a) Prior to the date hereof, the Seller has maintained insurance policies for the benefit of itself and its Affiliates covering certain liabilities relating to claims arising out of occurrences or acts occurring prior to the Closing (excluding the REV D&O Policy Coverage, the “Insurance Coverage”). The Seller agrees to take such action as may be reasonably necessary to maintain the Insurance Coverage after the Closing and not to voluntarily relinquish or terminate such Insurance Coverage. To the extent that any claim, whether known or unknown, arising out of any act, omission, occurrence, fact or circumstance existing or occurring prior to the Closing is made against (y) the Company at any time (whether prior to or after the Closing) or (z) Buyer following the Closing and the Insurance Coverage by its terms applies to such claim (any such claim, an “Insurance Coverage Claim”), the Seller shall, upon Buyer’s request and at Buyer’s expense, submit such Insurance Coverage Claim to the applicable insurer(s) under any applicable Insurance Coverage and shall use commercially reasonable efforts to obtain the maximum recovery from the provider of the applicable Insurance Coverage. In addition, the Seller agrees to cooperate with Buyer to make any benefits provided by the Insurance Coverage available to Buyer (subject to the terms and conditions of such Insurance Coverage) and continue, from and after the Closing, to process such Insurance Coverage Claims in the ordinary course of business in substantially the same manner as similar claims were processed prior to the Closing. In the event that the Seller receives any proceeds of the Insurance Coverage with respect to any Insurance Coverage Claims thereunder, subject to the right of offset with respect to undisputed Recovery Costs provided for in this Section 6.08(a), the Seller shall promptly pay to Buyer, in immediately available funds, the amount of such proceeds of Insurance Coverage that it so receives. Notwithstanding anything to the contrary set forth herein, Buyer agrees that it shall be responsible for any deductible under the terms of the applicable Insurance Coverage and (solely to the extent (and then only to the extent) incurred at the written direction, or with the prior written consent, of Buyer; provided, that for the avoidance of doubt, any request by Buyer to submit an Insurance Coverage Claim shall constitute written direction by, and the prior written consent of, Buyer for Seller to incur the out-of-pocket costs and expenses necessary to file such claim) any out-of-pocket costs and expenses (including the out-of-pocket costs of filing a claim and reasonable attorneys’ fees in pursuit of such claim) actually incurred by Seller or any of its Affiliates in furtherance of any Insurance Coverage Claim (such costs and expenses, “Recovery Costs”); provided, that, for the avoidance of doubt, and notwithstanding anything in this Section 6.08(a) to the contrary, in the event any Buyer Indemnified Person brings a claim under Section 7.02(a)(i) with respect to a breach by Seller or any of its Affiliates of any covenant or agreement set forth in this Section 6.08(a) then neither Seller nor any of its Affiliates shall be entitled repayment, reimbursement or recovery of any Recovery Costs incurred in connection with such claim under Section 7.02(a)(i). Buyer shall, or shall cause the Company to, reimburse Seller and its Affiliates promptly upon Seller’s written request (and in any event within ten (10) Business Days of receipt of an invoice from Seller that is not disputed by Buyer in good faith) for all Recovery Costs that are not disputed by Buyer in good faith. Buyer agrees that the Seller shall have the right to offset any unpaid Recovery Costs that are not disputed by Buyer in good faith against any proceeds of the Insurance Coverage with respect to any Insurance Coverage Claims that would otherwise be payable to Buyer. To the extent permitted under the Insurance Coverage, the insurance policies of the Seller and its Affiliates shall be primary, and the insurance policies of the Buyer shall be secondary, when responding to any Insurance Coverage Claims.

(b) Buyer acknowledges that effective as of the Closing, the Seller intends to remove the Company and the Company’s assets from the Insurance Coverage to the extent that the Insurance Coverage relates to any occurrences arising after the Closing (“Post-Close Occurrences”). Accordingly, Buyer acknowledges that no Insurance Coverage shall be available to Buyer or the Company with respect to any such Post-Close Occurrences.

Section 6.09 Brand Names. Each of Parent and Buyer acknowledges and agrees that (a) it shall take no action that would rescind or interfere with any voluntary cancellations filed prior to the Closing with the United States Patent and Trademark Office on behalf of the Company, where such voluntary cancellations pertain to trademark registrations for marks that include the wording “REV”; (b) if and when required, Buyer shall, and Parent shall cause Buyer to, use commercially reasonable efforts to assist in the prosecution of such voluntary cancellations; (c) Parent shall not, and shall cause Buyer, the Company, and the Buyer’s respective Subsidiaries not to, directly or indirectly (i) use any trademark that incorporates the name “Rev” or “Rev Group”, including those registered trademarks that are so in the process of being cancelled or (ii) license such trademarks that are in the process of being cancelled to any other Person; provided that for the purpose of example, clarity, and the avoidance of doubt, Buyer and its Subsidiaries (including the Company) shall be permitted to use trademarks that include the consecutive letters “REV” as part of other distinguishable terms such as “revolution” or “revolve”.

Section 6.10 Buyer Release. Each of Parent and Buyer, for and on behalf of itself and each of its Affiliates (including the Company) and each of its and their respective officers, directors and managers, does hereby IRREVOCABLY and UNCONDITIONALLY release, acquit and forever discharge the Seller Released Parties, and each of them individually, from all Buyer Released Claims. Each of Parent and Buyer, for and on behalf of itself and each of its Affiliates (including the Company) and each of its and their respective officers, directors and managers, hereby expressly waives any rights it has or may have under Applicable Law to preserve any Buyer Released Claims that Parent or Buyer does not know or suspect to exist in its favor at the time of executing this Agreement. Each of Parent and Buyer understands and acknowledges that it may discover facts different from, or in addition to, those that it knows or believes to be true with respect to the claims released herein, and agrees that the release provided in this Section 6.10 shall be and remain effective in all respects notwithstanding any subsequent discovery of different or additional facts. If Parent or Buyer discovers that any fact relied upon in granting such release was untrue, or that any fact was concealed, or that an understanding of the facts or Applicable Law was incorrect, Parent or Buyer (as applicable) shall not be entitled to any relief as a result thereof, and each of Parent and Buyer hereby surrenders any rights it has or might have to rescind the release provided in this Section 6.10 on any grounds. Each of Parent and Buyer shall forever refrain and forbear from commencing, instituting or prosecuting any lawsuit, action or other proceeding of any kind against the Seller Released Parties based on, arising out of, or in connection with any Buyer Released Claim.

Section 6.11 Seller Release. Seller, for and on behalf of itself and each member of the Seller Group and each of its and their respective officers, directors and managers, does hereby IRREVOCABLY and UNCONDITIONALLY release, acquit and forever discharge Buyer Released Parties, and each of them individually, from all Seller Released Claims. Seller hereby expressly waives any rights Seller has or may have under Applicable Law to preserve any Seller Released Claims which Seller does not know or suspect to exist in Seller’s favor at the time of executing this Agreement. Seller understands and acknowledges that Seller may discover facts different from, or in addition to, those which Seller knows or believes to be true with respect to the claims released herein, and agrees that the release provided in this Section 6.11 shall be and remain effective in all respects notwithstanding any subsequent discovery of different or additional facts. If Seller discovers that any fact relied upon in granting such release was untrue, or that any fact was concealed, or that an understanding of the facts or Applicable Law was incorrect, Seller shall not be entitled to any relief as a result thereof, and Seller hereby surrenders any rights Seller has or might have to rescind the release provided in this Section 6.11 on any grounds. Seller will forever refrain and forbear from commencing, instituting or prosecuting any lawsuit, action or other proceeding of any kind against the Buyer Released Parties based on, arising out of, or in connection with any Seller Released Claim.

Section 6.12 Benefit Plans.

(a) Effective as of the Closing Date, (i) the Company shall not be a participating employer in any Company Plan that is not sponsored and maintained solely for the benefit of current or former employees of the Company (each such Company Plan, a “Parent Company Plan”), (ii) all Continuing Employees and their spouses and dependents shall cease to actively participate in and accrue further benefits under the Parent Company Plans, and (iii) no member of the Seller Group shall make any employer or matching contributions to the REV Group, Inc. 401(k) Retirement Plan and any other Company Plan that is a tax-qualified defined contribution plan (each, a “Seller Defined Contribution Plan”) on behalf of participants who are Continuing Employees with respect to any period following the Closing Date. Continuing Employees’ account balances in each Seller Defined Contribution Plan shall be distributable in accordance with the applicable provisions of such Seller Defined Contribution Plan. Buyer shall cause its or one of its Subsidiaries’ 401(k) retirement plan to accept rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31)(D) of the Code) of Continuing Employees’ account balances under the Seller Defined Contribution Plans, including, to the extent permitted under the provisions of the applicable 401(k) retirement plan of Buyer or one of its Subsidiaries, in-kind rollovers of outstanding 401(k) plan loan amounts. Seller shall reasonably cooperate with Buyer to provide payment schedules, promissory notes and any other information necessary to implement the provisions of the preceding sentence.

(b) Notwithstanding any contrary provision of this Agreement, Seller or an Affiliate of Seller shall be responsible and liable for providing, or continuing to provide, health care continuation coverage as required under Section 601 et seq. of ERISA, Section 4980B of the Code or other Applicable Law (collectively, “COBRA”) with respect to any individual who experienced a “qualifying event” (as defined under COBRA) prior to the Closing Date under any Company Plan subject to COBRA, and Buyer and its Subsidiaries shall be responsible and liable for providing health care continuation coverage as required under COBRA with respect to any individual who experienced a “qualifying event” on or following the Closing Date under any benefit plan of Buyer or its Subsidiaries subject to COBRA, provided that all Continuing Employees shall be offered the opportunity to enroll in health and welfare benefits coverage by Buyer or its Subsidiaries under Buyer’s or one of its Subsidiaries’ health and welfare plans effective as of the Closing Date, to the extent permitted under the provisions of the applicable health and welfare plans of Buyer or one of its Subsidiaries.

(c) This Section 6.12 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.12, express or implied, shall confer upon any employee, or any legal representative or beneficiary thereof, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement. Nothing in this Section 6.12, express or implied, shall be construed to establish, amend or modify any benefit plan, program, policy, agreement or arrangement or to alter the at-will nature of any employee’s employment.

Section 6.13 End User Guarantees; Floorplan Guarantees; REV Guarantees under Ally Chassis Pooling Arrangement.

(a) Until no End User Guarantees remain outstanding, Seller shall (directly or indirectly through its Subsidiaries) retain the liability to fulfill all obligations with respect to the guarantees that Seller, or any member of the Seller Group, has entered into with third-party financial institutions to facilitate credit to end-users for bus purchase transactions related to or with respect to the Company, including without limitation the End User Guarantees.

(b) Until no Floorplan Guarantees remain outstanding, Buyer shall, and Parent shall cause Buyer to, at Buyer’s sole cost and expense, (i) arrange for substitute guarantees or other obligations to replace the Floorplan Guarantees or (ii) assume all obligations under the Floorplan Guarantees, or obtain from the creditor or other counterparty a full release (in a form and substance reasonably satisfactory to Seller) of Seller and its Affiliates. Buyer shall, and Parent shall cause Buyer to, cause Seller and any of its Affiliates to be completely removed from being a party to or having any liability whatsoever with respect to the Floorplan Guarantees; provided, that Seller shall, and shall cause its applicable Affiliates to, cooperate in good faith with Buyer to effect such removal.

(c)

(i) Within three (3) Business Days following the Closing, the Company shall deliver (and Buyer shall cause the Company to deliver) to REV a statement (the “Ally Statement”) setting forth the aggregate amount payable by the Company (excluding accrued interest) to Ally Financial and its Affiliates (“Ally”) pursuant to the Ally Chassis Pooling Arrangement as of 11:59 p.m. Central Time on the Closing Date. The Buyer and the Company will afford REV the opportunity to review the Ally Statement and, to the extent REV disputes in good faith the amount set forth in the Ally Statement by providing written notice to the Company within five (5) Business Days following REV’s receipt of the Ally Statement, REV and the Company will resolve any such dispute in accordance with the provisions set forth in Section 2.04 (which shall apply to this Section 6.13(c), mutatis mutandis).

(ii) Following the Closing Date, the Company shall provide written notice to REV (each, an “Ally Payment Notice”), in each case within three (3) Business Days, whenever an item of Inventory (as such term is defined in the Ally Chassis Pooling Arrangement) outstanding as of 11:59 p.m. Central Time on the Closing Date is sold and payment of the applicable amount advanced and financed by Ally in respect thereof (such amount, the “Ally Payoff Amount”) becomes due and payable to Ally. Promptly following the receipt of an Ally Payment Notice, REV shall pay, or cause one of its Subsidiaries to pay, in accordance with the Ally Chassis Pooling Arrangement, the applicable Ally Payoff Amount to Ally.

(iii) Promptly following the Closing Date but no later than the later to occur of February 16, 2024, and the third (3rd) Business Day after the Company receives an invoice reflecting the Ally Interest Amount, the Company shall provide written notice to REV (the “Ally Interest Notice”) of the amount of interest accrued and payable in respect of periods up to and prior to the Closing (such amount, the “Ally Interest Amount”), with such notice containing reasonable backup documentation evidencing the amount due. Promptly following the receipt of the Ally Interest Notice, REV shall pay, or cause one of its Subsidiaries to pay, in accordance with the Ally Chassis Pooling Arrangement, the Ally Interest Amount to Ally.

(iv) Promptly following the Closing, but in any event upon the payment by REV of (x) the Ally Payoff Amounts in respect of all items of Inventory (as such term is defined in the Ally Chassis Pooling Arrangement) outstanding as of 11:59 p.m. Central Time on the Closing Date and (y) the Ally Interest Amount, Buyer and the Company shall cause REV to be released from any and all guarantees provided by REV to Ally and all other obligations of REV relating to the Ally Chassis Pooling Arrangement, by delivering to REV a release and termination letter (or similar instrument) executed by Ally (in a form reasonably satisfactory to REV) providing a full release and termination of all guarantees provided by REV and of all of REV’s obligations in connection with the Ally Chassis Pooling Arrangement.

(v) Until all guarantees provided by (and all obligations of) REV in connection with the Ally Chassis Pooling Arrangement are released and terminated in accordance with the foregoing clause (iv) of this Section 6.13(c), Buyer shall, and Parent shall cause Buyer and the Company to, satisfy all obligations under the Ally Chassis Pooling Arrangement (other than REV’s obligation to pay the Ally Payoff Amounts and the Ally Interest Amount).

Section 6.14 REV Group Business Contracts. From and after the Closing, the Company shall no longer be party to the REV Group Business Contracts and shall have no further rights or obligations thereunder.

Section 6.15 Surety Bond. After the Closing, with respect to the Indemnified Guarantees, Buyer shall, and Parent shall cause Buyer to, at Buyer’s sole cost and expense, (i) arrange for substitute Indemnified Guarantees or other obligations to replace the Indemnified Guarantees, (ii) cause the Company to enter into new surety bonds or similar arrangements, and (iii) during the period between the Closing and the date on which such Indemnified Guarantees are actually replaced, satisfy or cause the Company to satisfy all of the Seller’s and the Company’s obligations with respect to the Indemnified Guarantees.

Section 6.16 Accounting Services. For a period of ninety (90) days after the Closing, at Seller’s request and at Seller’s sole cost and expense, Buyer shall cause the Company to provide reasonable support (at no more than the Company’s direct cost) to Seller’s internal tax, treasury, finance and accounting personnel, including, among other things: (a) supporting the upload of data for the financial closings of the Company, including the upload of such data to OneStream and assisting with management reporting in accordance with Seller’s customary monthly financial closing and reporting timeline, and (b) providing quarterly footnote, tax and other supporting information related to the Company that is customary and reasonable, and in accordance with Seller’s fiscal quarterly reporting packages.

Section 6.17 Seller Name Change. Promptly following the Closing, Seller shall, and shall cause each member of the Seller Group to, amend its Organizational Documents and file such documents as are necessary in the state of its organization to change its name to eliminate any reference to “Collins” from its name (the “Seller Name Change”). Seller shall, as soon as reasonably practicable following the Seller Name Change, provide a copy of the appropriate documentation evidencing the Seller Name Change to Buyer for its records.

Section 6.18 Termination of Other Agreements. Effective as of the Closing, the following agreements or arrangements shall be terminated and of no further force and effect: (a) the Confidentiality Agreement and (b) Section 5.05(b) (Buyer Non-Competition), and only such Section, of that certain Stock and Asset Purchase Agreement dated May 8, 2020, by and among Parent, REV, REV Parts, LLC and the Company.

Section 6.19 Other Arrangement. REV shall pay, or cause to be paid, all wages (which, for the avoidance of doubt, shall not include any incentive-based compensation) due and owing to the Company’s employees for all work performed through (and including) the Closing Date on or prior to REV’s regularly scheduled pay days on which such wages would normally be paid in the Ordinary Course of Business. No later than the next regularly scheduled payroll date after the Closing Date, REV shall pay, or cause to be paid, in the aggregate all Employee Related Transaction Expenses paid by Buyer at Closing to REV (or to REV’s applicable Subsidiary) pursuant to Section 2.02(b)(ii) to the appropriate employees of the Company.

Article 7
Indemnification

Section 7.01 Survival of Representations and Covenants.

(a) The parties, intending to modify any applicable statute of limitations, agree that (i) the representations and warranties contained in Article 4 shall terminate and expire on the sixth (6th) anniversary of the Closing Date and (ii) the covenants and agreements contained in this Agreement intended to be fulfilled from and after the Closing shall survive the Closing in accordance with their terms and survive until fully performed (each such applicable termination and expiration date, the applicable “Survival Date”). All other representations and warranties (other than those contained in Article 4), and all covenants and agreements to be performed prior to or at the Closing in this Agreement or in any instrument, document or certificate delivered pursuant to this Agreement shall terminate effective as of the Closing and shall not survive the Closing for any purpose, and thereafter there shall be no liability on the part of, nor shall any claim be made by, any party or any of their respective Affiliates in respect thereof. The provisions of and the limitation of remedies provided in this Section 7.01(a) were specifically bargained for between the parties hereto and were taken into account by the parties hereto in arriving at the Purchase Price. The parties hereto have voluntarily agreed to define their rights, liabilities and obligations with respect to the Contemplated Transactions exclusively in contract pursuant to the express terms and provisions of this Agreement. The parties hereto each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations and the parties hereto specifically acknowledge that no party hereto has any special relationship with another party hereto that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction.

(b) No claim may be made pursuant to the indemnification provisions contained in this Agreement, whether for indemnification in respect thereof or otherwise, unless written notice of such claim setting forth the alleged breach and resulting claimed Losses in reasonable detail is given to Seller (in the case of a claim by a Buyer Indemnified Person) or Buyer (in the case of a claim by a Seller Indemnified Person), as applicable, by the applicable Survival Date.

(c) If any Claim Notice (as defined below) is validly given in good faith in accordance with the terms of this Section 7.01 and Section 7.05 on or prior to the applicable Survival Date, the claims specifically set forth in such Claim Notice, and the claiming party’s rights hereunder with respect thereto, shall survive until such time as such claims are finally resolved.

Section 7.02 Indemnification.

(a) Subject to the limitations set forth in this Article 7, from and after the Closing, Seller and REV shall, jointly and severally, indemnify, defend and hold harmless Buyer and its Affiliates and each of their respective officers, employees, directors, agents, stockholders, members, partners, Representatives, successors and permitted assigns (collectively, the “Buyer Indemnified Persons”) from and against any and all Losses actually incurred by such Buyer Indemnified Person as a result of, relating to, or arising out of, any of the following: (i) any breach of or failure by Seller or REV to perform or otherwise fulfill any covenant, obligation or agreement to be performed or fulfilled by such Person from and after the Closing and contained in this Agreement; and (ii) Indemnified Taxes.

(b) Subject to the limitations set forth in this Article 7, from and after the Closing, Buyer and Parent shall, jointly and severally, indemnify, defend and hold harmless Seller and its Affiliates and each of their respective officers, employees, directors, agents, stockholders, members, partners, Representatives, successors and permitted assigns (collectively, the “Seller Indemnified Persons”) from and against any and all Losses actually incurred by such Seller Indemnified Person as a result of, relating to, or arising out of, any of the following: (i) any breach of or inaccuracy in any representation or warranty made by Buyer in Article 4; and (ii) any breach of or failure by Parent or Buyer to perform or otherwise fulfill any covenant, obligation or agreement to be performed or fulfilled by Parent or Buyer from and after the Closing and contained in this Agreement.

Section 7.03 Certain Limitations.

(a) The maximum aggregate amount of indemnifiable Losses which may be recovered for indemnification pursuant to this Agreement by all Seller Indemnified Persons shall be an amount equal to $30,000,000 (except for Losses suffered as a result of, or arising out of, Fraud or breaches of Sections 6.13(b) or 6.15).

(b) Except with respect to Losses suffered as a result of, or arising out of, Fraud, the maximum aggregate amount of indemnifiable Losses which may be recovered for indemnification pursuant to this Agreement by all Buyer Indemnified Persons shall be an amount equal $303,000,000; provided, that (i) the maximum aggregate amount of indemnifiable Losses which may be recovered for indemnification pursuant to Section 7.02(a)(i) (other than Losses suffered as a result of, or arising out of, the willful and intentional breach of a covenant contained in Section 6.03 or Section 6.05) shall be an amount equal to $30,000,000, and (ii) with respect to Losses suffered as a result of, or arising out of (x) the willful and intentional breach of a covenant contained in Section 6.03 or Section 6.05, or (y) Section 7.02(a)(ii) with respect to clause (b) or clause (c)(i) of the definition of “Indemnified Taxes” there shall be no limitation on the maximum aggregate amount of indemnifiable Losses recoverable by Buyer Indemnified Persons.

(c) No Indemnified Person will be entitled to be indemnified under this Article 7 for any Loss to the extent that the amount pertaining to such Loss was actually included in the calculation of (i) Closing Net Working Capital, (ii) Closing Date Indebtedness, (iii) Transaction Expenses or (iv) a deduction to the Closing Cash Balance, in each case of clauses (i)-(iv), for purposes of the calculation of the Final Purchase Price. The amount of any Losses that an Indemnified Person will be entitled to recover hereunder will be determined without duplication of recovery by reason of the state of facts giving rise to such Losses constituting a breach of more than one representation, warranty, covenant or agreement (as applicable).

Section 7.04 Mitigation; Net Losses.

(a) In the event of any Loss that may give rise to an indemnification obligation hereunder, the Indemnified Person shall take (and cause its Subsidiaries to take), all commercially reasonable measures to mitigate the consequences of such Loss as required under Delaware law. Each Indemnified Person shall use such Person’s commercially reasonable efforts to seek recovery under all insurance policies, indemnity contracts, contribution contracts, reimbursement contracts or other rights of recovery (provided that the counterparty to such contract is not a supplier, customer or other party material to the conduct of such party’s business) covering any Losses to the same extent such Indemnified Person would if such Loss were not subject to indemnification hereunder.

(b) The amount of any Losses incurred by any Indemnified Person shall be calculated after giving effect to any insurance proceeds actually received from unaffiliated third parties by the Indemnified Person (or any of its Affiliates) with respect to such Losses, in each case, with the amount of such proceeds determined net of any actual out-of-pocket costs of recovery or collection and deductibles or actual premium adjustments incurred or paid in connection with procuring any such proceeds. If any such proceeds, benefits, or recoveries are received by an Indemnified Person (or any of its Affiliates) with respect to any Losses after the Indemnifying Person has made a payment to the Indemnified Person with respect to such Losses, the Indemnified Person (or such Affiliate) shall promptly pay to the Indemnifying Person the amount of such proceeds, benefits, or recoveries (up to the amount of the Indemnifying Person’s payment with respect to such Losses). For the avoidance of doubt, to the extent any Losses are covered by the R&W Insurance Policy, the Buyer Indemnified Persons shall not make a claim for recovery of such Losses from REV or the Seller unless a Buyer Indemnified Person has previously made, or caused to be made (or makes, or causes to make, at the same time), a claim with respect to such Losses under or against the R&W Insurance Policy (a “R&W Insurance Claim”); provided, that, for the avoidance of doubt, this sentence shall not limit any Buyer Indemnified Persons’ ability to recover any Losses under this Article 7 with respect to any claim made in accordance with this sentence; and provided, further, that the parties intend for the R&W Insurance Policy to be the primary source of recovery with respect to Losses that are indemnified both under the R&W Insurance Policy and this Agreement, and therefore the Buyer Indemnified Parties agree to continue diligently seeking recovery under the R&W Insurance Policy for any such Losses if the Buyer Indemnified Parties first obtain recovery from REV or the Seller (and any such amounts subsequently recovered under the R&W Insurance Policy shall be treated in accordance with this Section 7.04(b)).

(c) Any indemnification payments made pursuant to this Agreement shall be treated as an adjustment to the applicable purchase price (for Tax purposes) to the extent permitted by Applicable Law.

Section 7.05 Claims.

(a) Promptly (and in any event within twenty (20) Business Days) after becoming aware of a claim for indemnification under this Agreement, the Indemnified Person shall give written notice of such claim to the Indemnifying Person (a “Claim Notice”); provided, however, that the failure of the Indemnified Person to timely give such notice shall not relieve the Indemnifying Person of its obligations under this Agreement except to the extent that the Indemnifying Person is actually materially and adversely prejudiced thereby. The Claim Notice shall set forth in reasonable detail and to the extent then known or reasonably determinable (provided that for the avoidance of doubt, the failure to include any of the following items shall not relieve the Indemnifying Person of its obligations under this Agreement except to the extent that the Indemnifying Person is actually materially and adversely prejudiced thereby): (i) the facts and circumstances giving rise to such claim for indemnification, including relevant supporting documentation, (ii) the nature of the Losses incurred or expected to be incurred, (iii) a reference to the provision(s) of this Agreement in respect of which such Losses have been incurred or are expected to be incurred, and (iv) the amount of Losses actually incurred and, to the extent the Losses have not yet been incurred, a good faith estimate of the amount of Losses that could be expected to be incurred.

(b) After the delivery of any Claim Notice pursuant to Section 7.05(a), the amount of indemnification to which an Indemnified Person shall be entitled under this Article 7, shall be determined by (i) the mutual written agreement of the Indemnifying Person and the Indemnified Person, or (ii) a final and non-appealable Order of any court of competent jurisdiction. The Order of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined.

Section 7.06 Sole Remedy. Subject to the final sentence of this Section 7.06, from and after the Closing, the sole and exclusive monetary liability and responsibility of the parties and their respective Affiliates under or in connection with this Agreement and the Contemplated Transactions, and the sole and exclusive monetary remedy of the Indemnified Persons with respect to any of the foregoing, shall be as set forth in this Article 7. In furtherance of the foregoing, subject to the final sentence of this Section 7.06, each party hereby waives, to the fullest extent permitted under Applicable Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein it may have against the other parties hereto, except pursuant to the indemnification provisions set forth in this Article 7. Notwithstanding the foregoing, nothing in this Article 7 shall limit any Person’s right to seek and obtain (a) any equitable relief to which any Person shall be entitled pursuant to this Agreement (including pursuant to Section 6.03, Section 6.04, Section 6.05, Section 6.06 or Section 8.09); (b) any remedy on account of Fraud; (c) any Person’s right to make a claim against or to recover from the R&W Insurance Policy; or (d) the authority of the Accounting Firm to resolve disputes under Section 2.04.

Article 8
Miscellaneous

Section 8.01 Notices. Any notices or other communications required or permitted hereunder will be deemed to have been properly given and delivered if in writing by such party or its legal representative and delivered personally or sent by email or nationally recognized overnight courier service guaranteeing overnight delivery, addressed as follows:

if to Parent or Buyer, to:

Forest River, Inc.

2367 Century Dr.

Goshen, Indiana 46528

Attention: David Wright

E-mail: dcwright@forestriverinc.com

with a copy to (which shall not constitute notice):

Taft Stettinius & Hollister LLP

One Indiana Square, Suite 3500

Indianapolis, IN 46204

Attention: Michael Terrell

E-mail: mterrell@taftlaw.com

if to REV or Seller, to:

REV Group, Inc.

245 S. Executive Drive, Suite 100

Brookfield, WI 53005

Attention: General Counsel

Email: legalnotices@revgroup.com

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP
1211 Avenue of the Americas
New York, New York 10036
Attention: Bob Rivollier
Email: bob.rivollier@ropesgray.com

Unless otherwise specified herein, such notices or other communications will be deemed given (a) on the date delivered, if delivered personally, (b) one Business Day after being sent by a nationally recognized overnight courier guaranteeing overnight delivery, and (c) on the date delivered, if delivered by email during business hours (or one Business Day after the date of delivery if delivered after 5:00 pm in the place of receipt) and the sender not receiving an undeliverable message in connection with sending such email. Each of the parties hereto will be entitled to specify a different address by delivering notice as aforesaid to each of the other parties hereto.

Section 8.02 Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party hereto, or in the case of a waiver by the party against whom the waiver is to be effective.

(b) No failure or delay by any party hereto in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided will be cumulative and not exclusive of any rights or remedies provided by law.

Section 8.03 Expenses. Except as specifically set forth in this Agreement, all costs and expenses incurred in connection with this Agreement and the other Transaction Documents and the related transactions, including all fees and expenses of each party’s counsel, accountants and other Representatives, will be paid by the party incurring such cost or expense; provided that each of Buyer and Seller shall be responsible for and pay, or cause to be paid (and, for the avoidance of doubt, the Seller’s portion shall be Transaction Expenses), fifty percent (50%) of (a) the cost of the D&O Policy purchased pursuant to Section 5.02, (b) the filing fees required for any filing under Antitrust Laws (including the HSR Act) and (c) the cost of the R&W Insurance Policy.

Section 8.04 Waiver of Conflicts Regarding Representation; Non-Assertion of Attorney Client Privilege.

(a) Buyer, on behalf of itself and its Affiliates (including the Company after the Closing) (Buyer and all such other Persons, the “Buyer Group”) hereby waives any claim that Ropes & Gray LLP and any other legal counsel currently representing the Seller Group or the Company (each, a “Prior Company Counsel”) in connection with this Agreement, the negotiation thereof or its subject matter or the Contemplated Transactions (“Pre-Closing Representation”) has or will have a conflict of interest or is otherwise prohibited from representing the Seller Group or any of their respective officers, directors, members, managers or Affiliates (“Designated Persons”) in any dispute with any member of the Buyer Group or any other matter relating to this Agreement, the negotiation thereof or its subject matter or the Contemplated Transactions, in each case, after the Closing (“Post-Closing Representation”), even though the interests of one or more of the Designated Persons in such dispute or other matter may be directly adverse to the interests of one or more members of the Buyer Group and even though Prior Company Counsel may have represented the Company in a matter substantially related to such dispute or other matter and may be handling ongoing matters for one or more members of the Buyer Group.

(b) Buyer, on behalf of the Buyer Group, hereby covenants and agrees, that, as to all communications between any Prior Company Counsel, on the one hand, and any Designated Person or the Company (with respect to the Company, solely prior to the Closing), on the other hand, that relate in any way to the Pre-Closing Representation, the attorney-client privilege and the expectation of client confidence belong to and will be controlled by Seller or applicable Designated Person, and will not pass to or be claimed by any member of the Buyer Group. Without limitation of the foregoing, no member of the Buyer Group may use or rely on any communications described in the immediately preceding sentence and to which attorney-client privilege still then exists, and has not been waived by any Designated Person in writing, in any claim, dispute, action, suit or proceeding against or involving any of the Designated Persons. Buyer, on behalf of the Buyer Group, hereby irrevocably waives and agrees not to assert any attorney-client privilege or confidentiality obligation with respect to any communication between any Prior Company Counsel, on the one hand, and any Designated Person, on the other hand, occurring during the Pre-Closing Representation in connection with any Post-Closing Representation. Notwithstanding the foregoing, if after the Closing a dispute arises between Buyer or one or more of its Subsidiaries, on the one hand, and a third party other than (and unaffiliated with) any Designated Person, on the other hand, then Buyer or such Subsidiary (to the extent applicable) may assert the attorney-client privilege to prevent disclosure to such third party of confidential communications by Prior Company Counsel; provided, that neither Buyer nor any of its Subsidiaries may waive such privilege without the prior written consent of Seller. Buyer acknowledges that it has had adequate opportunity to consult with counsel of its choosing, and has consulted with such counsel, in connection with its decision to agree to the terms of this Section 8.04(b).

(c) After the Closing, the Company will cease to have any attorney-client relationship with the Prior Company Counsel, unless and to the extent that such Prior Company Counsel is expressly engaged in writing by the Company to represent it. Any such representation of the Company by Prior Company Counsel after the Closing will not affect the foregoing provisions hereof.

(d) From and after the Closing, neither the Seller Group nor Prior Company Counsel shall have any duty to reveal or disclose to Buyer, the Company or any of their respective Subsidiaries (and the Company, Buyer and their respective Subsidiaries will not have any right to access or review) the Seller Group’s confidential communications in respect to the Pre-Closing Representation by reason of any attorney-client relationship between Prior Company Counsel and the Company. To the extent that files of Seller or Prior Company Counsel in respect of its representation of the Seller Group or of the Company in connection with the Pre-Closing Representation constitute property of the Company, all property rights thereto are hereby assigned and transferred to Seller effective as of the Closing.

Section 8.05 Successors and Assigns. The provisions of this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, that no party may assign, delegate or otherwise transfer this Agreement or any of its rights or obligations under this Agreement without the consent of each other party hereto.

Section 8.06 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

Section 8.07 Jurisdiction. Except as otherwise expressly provided in this Agreement, each party to this Agreement, by its execution hereof, (a) hereby irrevocably submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware or, if the Chancery Court is unavailable, then the United States District Court for the District of Delaware or, if the Chancery Court and such United States District Court is unavailable, any state court in the State of Delaware, for the purpose of any action, claim, cause of action or suit (in contract, tort or otherwise) in any way arising out of or relating to this Agreement, its negotiation or terms, or the Contemplated Transactions, (b) hereby waives to the extent not prohibited by Applicable Law, and agrees not to assert by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such proceeding brought in one of the above-named courts is improper, that the venue is improper, or that this Agreement or the subject matter hereof may not be enforced in or by such court and (c) hereby agrees not to commence or prosecute any such action, claim, cause of action or suit other than before one of the above-named courts, nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit to any court other than one of the above-named courts, whether on the grounds of inconvenient forum or otherwise. Each party hereby consents to service of process in any such proceeding in any manner permitted by Delaware law, and further consents to service of process by nationally recognized overnight courier service guaranteeing overnight delivery, or by registered or certified mail, return receipt requested, at its address specified pursuant to Section 8.01. Notwithstanding the foregoing in this Section 8.07, a party hereto may commence any action, claim, cause of action or suit in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

Section 8.08 Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN RESPECT OF ANY ISSUE, ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), IN ANY WAY ARISING OUT OF OR RELATED TO THIS AGREEMENT, ITS NEGOTIATION OR TERMS, OR THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH OF THE PARTIES HERETO ACKNOWLEDGES THAT THIS SECTION 8.08 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH SUCH OTHER PARTIES ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND ANY OTHER AGREEMENTS RELATING HERETO OR CONTEMPLATED HEREBY. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 8.08 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

Section 8.09 Specific Performance. The parties hereby expressly recognize and acknowledge that irreparable damage would result, no adequate remedy at law would exist, and damages would be difficult to determine, in the event that any provision of this Agreement is not performed in accordance with its specific terms or otherwise breached. Therefore, in addition to, and not in limitation of, any other remedy available to any party hereto, a party under this Agreement will be entitled to specific performance of the terms hereof and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy and without bond or other security being required. Such remedies, and any and all other remedies provided for in this Agreement, will however be cumulative in nature and not exclusive and this Section 8.09 will be in addition to any other remedies whatsoever which any party may otherwise have.

Section 8.10 Further Assurances. From and after the Closing, upon the request of Buyer or Seller, each of the parties hereto will do, execute, acknowledge and deliver all such further acts, assurances, deeds, assignments, transfers, conveyances, and other instruments and papers as may be reasonably required or appropriate to carry out the Contemplated Transactions.

Section 8.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which when executed will be deemed to be an original and all of which together will be deemed to be one and the same instrument binding upon all of the parties hereto notwithstanding the fact that all parties are not signatory to the original or the same counterpart. For purposes of this Agreement, .pdf and other similar electronic format signatures will be deemed originals.

Section 8.12 Third Party Beneficiaries; No Recourse Against Third Parties; Release. No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder other than the Persons referenced in Section 5.02, Section 7.02, Section 8.04 and this Section 8.12. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Contemplated Transactions may only be brought against the Persons that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement and not otherwise), no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate or agent, attorney, advisor or Representative of any such Person or any of its Affiliates shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of the Company, Seller, Parent or Buyer under this Agreement of or for any claim (regardless of the legal theory under which any such claim is made, whether sounding in contract or tort, or whether at law or in equity, or otherwise) based on, arising out of, or related to this Agreement or the Contemplated Transactions.

Section 8.13 Entire Agreement. The Transaction Documents constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, among the parties with respect to the subject matter of this Agreement.

Section 8.14 Severability. If any term, provision, covenant or restriction of this Agreement is held by any Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Contemplated Transactions is not affected in any manner materially adverse to any party. Upon such a determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Contemplated Transactions be consummated as originally contemplated to the fullest extent possible.

Section 8.15 Negotiation of Agreement. Each of the parties hereto acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with consent and upon the advice of said independent counsel. Each party hereto and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto shall be deemed the work product of the parties and may not be construed against any party by reason of its preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against the party that drafted it is of no application and is hereby expressly waived.

Section 8.16 Construction. The headings, if any, of the individual sections of this Agreement or each of the sections of the Disclosure Letter are inserted for convenience only and shall not be deemed to constitute a part thereof or a part of the Agreement. The sections of the Disclosure Letter are arranged in sections corresponding to those contained in this Agreement, and the disclosure of any matter, information or item disclosed in any particular section or subsection of the Disclosure Letter shall constitute a disclosure only with respect to the specific representation or warranty (or, as applicable, portion or subsection of the applicable specific representation or warranty) to which such section of the Disclosure Letter relates, and solely to the extent that based on the reading of such disclosure in the Disclosure Letter (without reading any other disclosures or the benefit of any other facts, knowledge, investigation or information) it is readily apparent that such disclosure directly relates to another representation or warranty, to such other representation or warranty contained herein. The inclusion of an item in the Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Disclosure Letter, that such information is required to be listed in the Disclosure Letter or that such item (or any non-disclosed item or information of comparable or greater significance) represents a material exception or fact, event or circumstance, that such item has had, or is expected to result in, a Material Adverse Effect, or that such item actually constitutes noncompliance with, or a violation of, any Applicable Law, Permit or contract or other topic to which such disclosure is applicable. Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement. If any payment is required to be made, or other action (including the giving of notice) is required to be taken, pursuant to this Agreement on a day which is not a Business Day, then such payment or action shall be considered to have been made or taken in compliance with this Agreement if made or taken on the next succeeding Business Day. In this Agreement, a period of days shall be deemed to begin on the first (1st) day after the event which began the period and to end at 11:59 p.m. Central Time, on the last day of the period. If any period of time is to expire hereunder on any day that is not a Business Day, the period shall be deemed to expire at 11:59 p.m. Central Time, on the next succeeding Business Day.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SELLER: COLLINS INDUSTRIES, INC. By: /s/ Mark A. Skonieczny Name: Mark A. Skonieczny Title: Chief Executive Officer

THE COMPANY:

COLLINS BUS CORPORATION

By:/s/ Mark A. Skonieczny

Name: Mark A. Skonieczny

Title: Chief Executive Officer

REV GROUP, INC.:

By:/s/ Mark A. Skonieczny

Name: Mark A. Skonieczny

Title: Chief Executive Officer

BUYER:

FOREST RIVER BUS, LLC

By: /s/ Darrel O. Ritchie

Name: Darrel O. Ritchie

Title: Chief Financial Officer

PARENT:

FOREST RIVER, INC. (solely for purposes of Sections 6.04, 6.09, 6.10, 6.13, 6.15, 6.18, and Article 7 hereto)

By: /s/ Darrel O. Ritchie

Name: Darrel O. Ritchie

Title: Chief Financial Officer

ANNEX A

Accounting Policies and Illustrative Working Capital Calculation

Part 1

Specific Instructions:

1) Closing Working Capital shall exclude all Cash balances.

2) Closing Working Capital shall exclude all inter and intra-company or affiliate receivables and payables.

3) Closing Working Capital shall exclude all income Tax related assets, Income Tax liabilities, including income Taxes payable/receivable, Tax deposits and/or current/deferred income Taxes.

4) Current liabilities shall include accruals for incentive compensation that have been accrued at the corporate level in fiscal year 2024. This accrual shall be computed in a manner consistent with past practice and inclusive of only employees transferring in the Contemplated Transactions.

5) Lease assets and liabilities that exist on the balance sheet solely as a result of GAAP compliance (ASC 842), shall be excluded from Closing Working Capital and Indebtedness.

6) Closing Working Capital shall not include any assets or recorded or unrecorded liabilities associated with the Ally Chassis Pooling Arrangement.

7) Any accruals for payroll and payroll taxes will take into account all payments made by REV or any of its Subsidiaries pursuant to Section 6.19 of the Agreement, whether such payments are made by REV or any of its Subsidiaries at, or following, the Closing.

Part 2

Illustrative Working Capital Calculation:

See attached.